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As filed with the Securities and Exchange Commission on November 8, 2002.

Registration No. 333-98879

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	55-0790784 (I.R.S. Employer Identification No.)

402 Bankhead Highway, Villa Rica, Georgia 30180
(770) 456-9922
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard C. Hayden
President and Chief Executive Officer
Community Bancshares of West Georgia, Inc.
402 Bankhead Highway
Villa Rica, Georgia 30180
(770) 456-9922
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Larry W. Shackelford, Esq.
Morris, Manning & Martin, L.L.P.
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
(404) 233-7000
(404) 365-9532 (Fax)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 33-

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 33-

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 33-

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 8, 2002

PROSPECTUS

[Logo]

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
A Proposed Holding Company For
COMMUNITY BANK OF WEST GEORGIA
(Proposed)

1,100,000 SHARES OF COMMON STOCK

        This prospectus relates to our offer for sale of a minimum of 750,000 and a maximum of 1,100,000 shares of our common stock. We will use the proceeds of the sale of the shares to capitalize COMMUNITY BANK OF WEST GEORGIA (Proposed), a new bank being organized by us and our organizers. Our organizers filed an application to organize Community Bank as a Georgia banking association with the Georgia Department of Banking and Finance and an application for deposit insurance with the Federal Deposit Insurance Corporation on May 9, 2002.

        Investment in these securities involves significant risk. See "Risk Factors" on page 6. After completion of the offering, but prior to our obtaining all final regulatory approvals for Community Bank to commence banking operations and receive its charter, it is possible that Community Bank may not be able to commence banking operations, and in such event Community Bancshares will be liquidated and shareholders will likely receive less than their original subscription price. See "Risk Factors—If the Offering Proceeds are Released from Escrow But Final Approval for Community Bank to Commence Operations is Not Granted, Investors Will Be Returned Less Than Their Full Subscription Amount."

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The shares of common stock offered hereby are not deposits or savings accounts or savings deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Community Bancshares

Per Share	$10.00	None	$10.00

Total (Minimum)	$7,500,000	None	$7,500,000
(Maximum)	$11,000,000	None	$11,000,000

        The amount of proceeds to us is before the deduction of expenses related to this offering, estimated to be approximately $38,000.

        This is a "best efforts" offering by us, and we will terminate it upon the sale of 1,100,000 shares or March 31, 2003, whichever occurs first, unless the offering is extended, in our sole discretion, for additional periods ending no later than June 30, 2003. We reserve the right to terminate the offering at any time after the sale of the minimum offering of 750,000 shares. We have established a minimum subscription of 100 shares. However, we reserve the right to waive this limit without notifying any subscriber. Until we receive subscriptions and subscription proceeds for a minimum of 750,000 shares and the preliminary approval of the Georgia Department of Banking and Finance and Federal Deposit Insurance Corporation, the proceeds of the offering will be held in an escrow account. We received the preliminary approval of the Georgia Department on September 16, 2002, and expect to receive the preliminary approval of the FDIC in November 2002. If we do not receive subscriptions and subscription proceeds for the minimum number of shares and the preliminary approvals of the Georgia Department and the FDIC by March 31, 2003, we will promptly return all subscription proceeds we have received.

The date of this prospectus is November     , 2002

         Prospective investors may rely only on the information contained in this prospectus. Community Bancshares of West Georgia, Inc. has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

        Until                        , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information contained elsewhere in this prospectus.

  The shares of common stock offered hereby are not deposits or savings accounts or savings deposits and are not insured or guaranteed by the FDIC or any other governmental agency.

Community Bancshares

        Community Bancshares of West Georgia, Inc. was incorporated under the laws of the State of Georgia on May 29, 2002, primarily to hold all of the capital stock of its proposed Georgia banking subsidiary, Community Bank of West Georgia (Proposed). We may not acquire the capital stock of Community Bank without the prior approval of the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance. Community Bancshares will file an application for Federal Reserve and Georgia Department approval once it obtains preliminary approval of the application for the charter for Community Bank from the Georgia Department and preliminary approval of its application for deposit insurance from the FDIC. We received the preliminary approval of the Georgia Department on September 16, 2002, and expect to receive the preliminary approval of the FDIC in November 2002. Community Bancshares initially will engage in no business other than owning and managing Community Bank. Our mailing address and telephone number are currently 402 Bankhead Highway, Villa Rica, Georgia 30180, (770) 456-9922.

Community Bank

        Our organizers and executive officers filed an application with the Georgia Department on May 9, 2002 to charter Community Bank as a Georgia banking corporation. The organizers also filed an application on May 9, 2002 with the FDIC for insurance of the deposits of Community Bank. Community Bank may not conduct any banking business until the Georgia Department grants final approval of Community Bank's application and issues its charter and the FDIC grants it deposit insurance. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the Georgia Department, including initial capitalization of Community Bank of an amount which we believe will be not less than $7,000,000. In order to receive deposit insurance, Community Bank must also comply with certain legal requirements that may be imposed by the FDIC. See "The Offering" and "Supervision and Regulation." Additionally, we must obtain the approval of the Federal Reserve and the Georgia Department to become a bank holding company before acquiring the capital stock of Community Bank.

        Community Bank will engage in a general commercial banking business, emphasizing personalized banking services to small-to-medium businesses, independent single-family residential contractors, and consumers primarily in Villa Rica, Georgia and the surrounding areas of Carroll and Douglas counties. We expect that Community Bank will be located at 662 Highway 61, Villa Rica, Georgia, approximately one mile south of the intersection of Highway 61 and Interstate 20. Community Bank will primarily serve the area within a ten mile radius from its office that is generally bounded to the North by a line north of New Georgia, Georgia but south of the Dallas, Georgia city limits, to the West by the city of Bremen, Georgia, to the South by the North Bypass in Carrollton, Georgia and to the East by Highway 5 in Douglas County. Community Bank will not initially have trust powers, but may in the future offer a full-service trust department if it receives the prior approval of the Georgia Department. See "Proposed Business."

        Richard C. Hayden, the proposed President and Chief Executive Officer of Community Bank, has over 12 years of experience in the commercial banking industry. We believe that the proposed President's banking experience and the extensive business experience and contacts of the organizers in the Villa Rica area should create immediate business opportunities for Community Bank. See "Management." We are presently engaged in completing the tasks necessary to open Community Bank, although no assurances can be given that it will open for business or that the projected opening date can be achieved.

        We have entered into a lease with Community Land Development, LLC, an entity owned by our organizers, to lease the site for Community Bank's office. We are presently negotiating with the same entity to enter into a lease for a bank building to be constructed by the entity on the site to house the offices of Community Bank.

        Our principal executive offices are located at 402 Bankhead Highway, Villa Rica, Georgia 30180.

The Organizers

        The organizers of the Community Bancshares and Community Bank are Kenneth Blair, Loretta M. Griffin, Robert G. Harris, Jr., Richard C. Hayden, R. Bryant Hightower, Phillip G. McDowell, H. Boyd Stephens, and Robin S. Worley. Additional individuals may be added as organizers, subject to regulatory approval. All of the organizers are directors of Community Bancshares and are expected to serve as directors of Community Bank. See "Management."

        Our organizers and executive officers (together with members of their immediate families) intend to purchase an aggregate of at least 257,500 shares (or 34.3% of the minimum shares offered) of the common stock to be sold in this offering. The organizers may subscribe for up to 100% of the shares in the offering if necessary to help us achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."

The Offering

Security Offered	Common stock of Community Bancshares, par value $.01 per share
Offering Price	$10.00 per share
Number of Shares Offered	Minimum: 750,000 Maximum: 1,100,000
Use of Proceeds	We will use the net proceeds of the offering (gross proceeds less offering expenses, which are estimated to be $38,000) to capitalize Community Bank through the purchase of its capital stock, subject to regulatory approval; to pay our organizational expenses; and to provide working capital. We will use a minimum of $7,000,000 of the net proceeds to capitalize Community Bank. We plan to retain sums in excess of the minimum necessary to capitalize Community Bank and initially invest the sums in United States government securities or as a deposit at Community Bank. We may be required by the Georgia Department to capitalize Community Bank at a level in excess of the minimum of $7,000,000, in which case we would have to receive net proceeds in the offering in excess of the minimum or obtain additional capital from other sources. If the Georgia Department requires that Community Bank be capitalized with an amount in excess of the minimum of $7,000,000, we plan to seek additional subscriptions up to the maximum subscription of $11,000,000. Community Bank will use the capital received from the sale of its stock to us to provide working capital to be used for business purposes, including making loans and investments. See "Use of Proceeds—By Community Bank."

Return of Less Than Subscription Amount	If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the Georgia Department or the FDIC or Community Bank does not open for any other reason, it is possible that subscribers could be returned an amount less than their original investment. See "Risk Factors—If the Minimum Offering Amount is Not Raised and the Net Offering Proceeds are Returned to Investors, Investors May Not Receive a Market Rate of Return on Their Subscription Funds."
Conditions to Offering	This offering will be terminated and all subscription funds, together with interest actually earned thereon, will be returned promptly to subscribers unless on or before March 31, 2003 (or such later date if we extend the offering for additional periods not to extend beyond June 30, 2003), (i) we have accepted subscriptions and payment in full for a minimum of 750,000 shares; (ii) we have obtained approval of the Federal Reserve and the Georgia Department to acquire the capital stock of Community Bank and thereafter to become a bank holding company; and (iii) Community Bank has received preliminary approval of its application for a charter from the Georgia Department and of its application for deposit insurance from the FDIC. Subscription proceeds for shares will be deposited promptly in an escrow account with First Tennessee Bank, Chattanooga, as escrow agent under the terms of an escrow agreement pending the satisfaction of the conditions set forth above or the termination of the offering. Subscriptions are binding on subscribers and may not be revoked by subscribers except with our consent. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for our immediate use to fund offering and organizational expenses and for working capital. See "The Offering."
Plan of Distribution	Offers and sales of the common stock will be made on our behalf primarily by certain of our executive officers and directors. The executive officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering.

RISK FACTORS

        An investment in the shares offered hereby involves certain risks. A subscription for shares should be made only after careful consideration of the risk factors set forth below and elsewhere in this prospectus and should be undertaken only by persons who can afford an investment involving such risks. The shares of common stock offered hereby are not deposits or savings accounts or savings deposits and are not insured or guaranteed by the FDIC or any other governmental agency.

        If the Minimum Offering Amount is Not Raised and the Net Offering Proceeds are Returned to Investors, Investors May Not Receive a Market Rate of Return on Their Subscription Funds.    The amounts paid by subscribers in this offering will be held in escrow until (i) we have accepted subscriptions and payment in full for a minimum of 750,000 shares; (ii) we have obtained approval of the Federal Reserve and the Georgia Department to acquire the capital stock of Community Bank and thereafter to become a bank holding company; and (iii) Community Bank has received preliminary approval of its application for a charter from the Georgia Department and of its application for deposit insurance from the FDIC. If these conditions are not met by March 31, 2003, or by such subsequent date, not beyond June 30, 2003, to which we may extend the offering, we will promptly return in full all subscriptions along with interest actually earned thereon. This interest may not represent a market rate of return on those funds.

        If the Offering Proceeds are Released From Escrow But Final Approval for Community Bank to Commence Operations is Not Granted, Investors Will Be Returned Less Than Their Full Subscription Amount.    Under the Georgia Department's policies, a newly chartered bank must open for business within two years of receipt of preliminary approval of its application for a charter. The Georgia Department's standard conditions for opening a bank include, but are not limited to: (i) raising sufficient capital, (ii) forming the corporate body, and (iii) passing a pre-opening examination. The Georgia Department has substantial discretion in determining whether all of the conditions to opening Community Bank have been met. In addition, the FDIC has substantial discretion in determining whether Community Bank will be granted federal deposit insurance, which is a prerequisite to Community Bank's opening. Therefore, even if we meet the conditions for release of the subscription funds from escrow, there is no assurance that Community Bank will open for business. If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the Georgia Department or the FDIC or Community Bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate Community Bancshares but is not obligated to do so. Our board of directors may have interests in continuing to pursue a business plan for Community Bancshares which are not shared by our other investors, and thus may not move to liquidate Community Bancshares promptly. Upon such a liquidation, Community Bancshares would be dissolved and our net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by us, including the salary of our President and Chief Executive Officer and Executive Vice President and Chief Credit Officer and other pre-opening expenses) would be distributed to the shareholders. In such event, we will have incurred numerous expenses related to our organization and the organization of the Community Bank, including over the course of the two year period up to $462,000 of salaries for such officers, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

        Our Limited Operating History and Lack of Initial Profitability Make it Difficult to Make an Investment Decision with Respect to our Common Stock.    Community Bancshares and Community Bank currently are in the organizational stage, and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a bank holding company, our profitability will depend upon Community Bank's operations. Community Bank's proposed operations are subject to the risks inherent in the establishment of any new business and, specifically, of a new bank. We expect that Community Bank will incur substantial initial expenses and may not be profitable for several years after commencing business, if ever. Shareholders are likely to experience additional dilution in the book value of the common stock due to operating losses expected to be incurred during the initial years of Community Bank's operations. See "Proposed Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our Independent Accountants Have Expressed Doubts Regarding our Ability to Continue as a Going Concern.    We are in the organizational stage and currently devote substantially all of our efforts to securing the regulatory approvals, raising the capital and obtaining the facilities, equipment and staff necessary for Community Bank to begin operations. Through June 30, 2002, we had incurred a net loss of $58,793, funded by advances on a $500,000 line of credit secured by our organizers. We expect to continue to incur losses until such time as Community Bank begins operations and achieves profitability. If Community Bank experiences delays, expenses or other difficulties beginning operations and achieving profitability, some of which may be beyond our control, we may not be able to successfully complete the transition from an organizational stage company to profitability. Our independent accountants have included an explanatory paragraph in their report on our financial statements at June 30, 2002, as to the uncertainty relating to our ability to continue as a going concern. See "Financial Statements".

        The Current Absence of a Trading Market for the Common Stock and the Lack of Any Plans to Have the Common Stock Traded on an Exchange or Other Organized Market Will Impair Investors' Ability to Resale Shares.    There currently is no market for the shares and it is not likely that any trading market will develop for the shares in the future. There are no present plans for our common stock to be traded on any stock exchange or in the over-the-counter market. Furthermore, the development of any trading market for the shares may be adversely affected by purchases of large amounts of shares in this offering by the organizers since shares purchased by the organizers will generally not be freely tradable. Furthermore, in the event that a small number of organizers or other persons acquire substantial additional amounts of the common stock, a trading market for the common stock will be even less likely to develop. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. In addition, sales of substantial amounts of the common stock after the offering, by the organizers or others, could adversely affect prevailing market prices. See "Description of Capital Stock of Community Bancshares—Shares Eligible for Future Sale."

        We Have No Plans to Pay Dividends and Our Ability to Pay Dividends is Restricted by State and Federal Policies and Regulations.    We have no plans to pay any cash dividends to our shareholders in the foreseeable future. Because we and Community Bank are both start-up operations and may incur initial losses, we intend to retain any earnings for the period of time management believes necessary to ensure the success of our operations. We will be dependent upon Community Bank for its earnings and funds to pay dividends on our common stock. Our ability to pay dividends is subject to legal and regulatory restrictions applicable to us and Community Bank. See "Dividend Policy," "Proposed Business," and "Supervision and Regulation."

        Departure of Our Key Personnel May Impair Our Operations.    As a new enterprise, we will be materially dependent on the performances of Richard C. Hayden, who will be the President and Chief Executive Officer of Community Bank, and James Daniel Oliver, who will be the Executive Vice President and Chief Credit Officer. The loss of the services of Mr. Hayden or Mr. Oliver or their failure to perform their management functions in the manner anticipated by us could have a material adverse effect on Community Bank and us. We have entered into an employment agreement with Mr. Hayden pursuant to which Mr. Hayden will be employed as President and Chief Executive Officer of Community Bank. We have also entered into an employment agreement with Mr. Oliver pursuant to which Mr. Oliver will be employed as Executive Vice President and Chief Credit Officer of Community Bank. See "Management—Employment Agreements."

        Our Size May Limit Our Ability to Meet the Needs of Larger Customers.    Under Georgia Law, Community Bank is limited in the amount it can loan a single borrower (including the borrower's related interests) by the amount of Community Bank's capital. Community Bank loans to one borrower, including related interests, cannot exceed 15% of Community Bank's capital unless the loans are all fully secured by marketable collateral, in which case the loans cannot exceed 25% of Community Bank's capital. Capital for these purposes includes only Community Bank's stated capital, additional paid-in capital and appropriated retained earnings accounts. These lending limits will increase and decrease as Community Bank's capital increases and decreases as a result of Community Bank's earnings or losses, among other reasons. Unless Community Bank is able to sell participations in its loans to other financial institutions, Community Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. See "Supervision and Regulation."

Higher Minimum Capital Requirements Imposed on Us By Our Regulators May Limit Our Profitability Initially

        In addition to the federal regulatory capital requirements which are applicable to all insured banks, the Georgia Department has required Community Bank's Board of Directors to commit, as a condition to the Georgia Department's approval of Community Bank's Articles of Incorporation, to maintain Community Bank's Tier 1 Leverage Capital Ratio at not less than 8% during Community Bank's first three years of operation. This requirement, which is more than the 3% to 5% minimum applicable to established banks, will limit Community Bank's ability to grow its asset size and fully leverage its capital during its initial years of operations, thereby limiting its profitability and return on equity. See "Supervision and Regulation—Capital Adequacy."

        Our Management and Affiliates Will Control More Than 34.3% of Our Stock Following this Offering and Will Therefore be Able to Determine the Outcome of Any Shareholder Vote.    Our organizers, all of whom will serve as directors of Community Bancshares and Community Bank, executive officers and members of their immediate families intend to purchase an aggregate of at least 257,500 shares, equal to 34.3% of the minimum number of shares offered hereby and 23.4% of the maximum number of shares offered hereby. The organizers may purchase additional shares in the offering and additional persons may be named as organizers, subject to regulatory approval. As a result of the anticipated stock ownership in Community Bancshares by the organizers, together with the influence which may be exerted by such persons due to their positions as directors of Community Bancshares and Community Bank, the organizers as a group will have substantial control of Community Bancshares and Community Bank following the offering. The organizers may subscribe for up to 100% of the shares in this offering if necessary to help Community Bancshares achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Because purchases by the organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."

        Our Organizers Plan to Engage in Transactions With Community Bank Which May Create Conflicts of Interest Between the Organizers and Our Other Shareholders.    Our organizers, directors, and officers, and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, may have banking and other transactions in the ordinary course of business with Community Bancshares and Community Bank. We currently lease temporary office space from one of our organizers, have entered into a lease for the site of Community Bank's offices from an entity owned by our organizers and are negotiating a lease with the same entity for a building to be built on the site to house Community Bank's offices. While all of these transactions have been and will be on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, their existence may create conflicts of interest between the interests of our organizers, directors and officers and those of our other shareholders.

        Certain Provisions of Our Corporate Documents May Discourage Unsolicited Offers to Acquire Us.    Certain provisions of our Articles of Incorporation and Bylaws may have the effect of discouraging attempts to acquire us without the cooperation of our management, including: (i) provisions requiring prior notice of matters to be brought before meetings of shareholders; (ii) provisions requiring prior notice of nominees for election as directors; (iii) the ability of our Board of Directors to issue additional shares of common stock and special stock authorized in our Articles of Incorporation without shareholder approval; and (iv) a provision of our Articles of Incorporation granting our Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of our shareholders, to take into account the effect of the transaction on our employees, customers, suppliers, and creditors and upon the communities which we serve. Any of these measures may impede a takeover of us without the approval of our Board of Directors. See "Description of Capital Stock of Community Bancshares—Certain Antitakeover Effects."

        Because the Offering Price Was Determined Solely by Our Board of Directors Without Negotiation With an Underwriter, There is No Assurance That the Price is Fair.    Because we and Community Bank are in organization, the offering price of $10.00 per share was determined by our Board of Directors without reference to traditional criteria for determining stock value such as book value or historical or projected earnings. Such criteria are not applicable to companies with no history of operations. Because there is no underwriter of the offering, the price was not determined by negotiation with an underwriter. The price per share was set to enable us to raise gross proceeds of between $7,500,000 and $11,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the initial book value per share prior to the payment of our and Community Bank's organizational expenses. We cannot give any assurance that any of the shares could be resold for the offering price or any other amount.

        Industry Competition May Have an Adverse Effect on Our Profitability.    The banking business is highly competitive, and, as a new institution, Community Bank will encounter strong competition from established commercial banks, as well as from savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions operating in the Villa Rica area. Most of them have substantially greater resources and lending limits and a lower cost of funds than Community Bank will have initially and may offer certain services, such as extensive and established branch networks and trust services, that Community Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, Community Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to us and Community Bank. Federal legislation in recent years has removed restrictions on the establishment of nationwide operations by commercial banks, further increasing competition from out-of-state financial institutions. Although we believe that Community Bank will be able to compete effectively with these institutions, no assurances can be given in this regard. See "Proposed Business—Competition" and "Supervision and Regulation."

        Government Regulation May Have an Adverse Effect on Our Profitability And Growth.    The banking industry is heavily regulated. Our success depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. These regulations are primarily intended to protect depositors, not shareholders. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. Over the last 10 years, legislative enactments and the regulations thereunder have substantially increased the regulatory and supervisory requirements for financial institutions, which have resulted and will continue to result in increased operating expenses. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting us and Community Bank may be modified at any time, and there is no assurance that such modifications will not adversely affect our businesses. As a new institution with a smaller asset and employee base, Community Bank may be less able to adjust to regulatory changes without impairing its earnings performance. See "Supervision and Regulation."

        Unpredictable Economic Conditions May Have an Adverse Effect on the Quality of Our Loan Portfolio and Our Financial Performance.    Our success will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond our control may adversely affect Community Bank's deposit levels and loan demand and, therefore, our earnings. As a new financial institution, Community Bank may be less able to weather adverse economic conditions than its more established competitors. Although we expect favorable economic development in our market area, there is no assurance that such favorable economic development will occur or that our expectation of corresponding growth will be achieved. See "Proposed Business."

COMMUNITY BANCSHARES AND COMMUNITY BANK

        Community Bancshares was incorporated under the laws of Georgia on May 29, 2002, for the purpose of becoming a bank holding company by acquiring all of the capital stock of Community Bank upon its formation. Community Bank is being organized as a state banking association under the laws of the State of Georgia. On May 9, 2002, the organizers of Community Bank filed an application for a charter for Community Bank with the Georgia Department and an application for insurance of the deposits of Community Bank with the FDIC. Upon receipt of preliminary approval of the application for a charter from the Georgia Department and preliminary approval of its application for deposit insurance from the FDIC, we will file an application with the Federal Reserve seeking approval to become a bank holding company by acquiring all of the capital stock to be issued by Community Bank. We received the preliminary approval of the Georgia Department on September 16, 2002, and expect to receive the preliminary approval of the FDIC in November 2002. If and when we and Community Bank receive required regulatory approvals, we will use a minimum of $7,500,000 of the aggregate net proceeds of this offering to purchase all of the shares of the capital stock of Community Bank. See "Use of Proceeds." We initially will engage in no business other than owning and managing Community Bank.

        Community Bank will engage in a general commercial banking business, emphasizing the needs of small businesses and professionals primarily in the Villa Rica area. Community Bank will not initially have trust powers. Community Bank may in the future offer a full-service trust department, but it cannot do so without the prior approval of the Georgia Department. See "Proposed Business." Richard C. Hayden, the proposed President and Chief Executive Officer of Community Bank, has over 12 years experience in the commercial banking industry. See "Management."

        We believe that the banking experience of the proposed President and the extensive business experience and contacts of the organizers in the Villa Rica area should create immediate business opportunities for Community Bank. We presently are engaged in completing the tasks necessary to open Community Bank, although no assurance can be given that Community Bank can be opened by a particular date. See "Proposed Business."

        The organizers of Community Bank are Kenneth Blair, Loretta M. Griffin, Robert G. Harris, Jr., Richard C. Hayden, R. Bryant Hightower, Phillip G. McDowell, H. Boyd Stephens, and Robin S. Worley. Additional individuals may be added as organizers, subject to regulatory approval. All of the organizers also serve as directors of Community Bancshares and are expected to serve as directors of Community Bank. Our organizers and executive officers (together with members of their immediate families) intend to purchase an aggregate of at least 257,500 shares of the common stock to be sold in this offering. The organizers may subscribe for up to 100% of the shares in the offering if necessary to help us achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by unaffiliated investors. See "Management."

        Our principal executive offices are located at 402 Bankhead Highway, Villa Rica, Georgia 30180. We expect that Community Bank's initial banking office will be in a building to be constructed at 662 Highway 61, Villa Rica, Georgia 30180, and that our executive offices will relocated to that address when Community Bank opens its banking office there. Community Bancshares's telephone number is (770) 456-9922.

THE OFFERING

General

        We are offering for sale a minimum of 750,000 shares and a maximum of 1,100,000 shares of our common stock at a price of $10.00 per share to raise gross proceeds of between $7,500,000 and $11,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares unless we, in our sole discretion, accept a subscription for a lesser number of shares. Subscribers should be aware that beneficial ownership of as little as 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state securities and banking laws.

        It is expected that our organizers and executive officers (together with members of their immediate families) will purchase a total of 257,500 of the shares offered hereby; however, the organizers may, subject to regulatory approval, elect to purchase up to 100% of the shares offered hereby, and additional persons may be named as organizers. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the organizers are expected to be substantial, investors should not place any reliance on the sale of the specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by other unaffiliated investors.

        Subscriptions to purchase shares will be received until March 31, 2003, unless all of the shares are earlier sold or we earlier terminate or extend the offering. See "Conditions of the Offering and Release of Funds" below. We reserve the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond June 30, 2003. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension, and any such extension will not alter the binding nature of subscriptions already accepted by us. Extension of the Expiration Date might cause an increase in our organizational and pre-opening expenses and in the expenses incurred with this offering. We may find it necessary to utilize the services of brokers or dealers in order to effectuate the sales of these securities in certain jurisdictions.

        Following acceptance by us, subscriptions will be binding on subscribers and may not be revoked by subscribers except with our consent. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions of the Offering and Release of Funds" below), and we reserve the right to reject, in whole or in part, and in our sole discretion, any subscription. We may, in our sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, we may take into account any factors we consider relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Community Bank, and our desire to have a broad distribution of stock ownership.

        In the event we reject all, or accept less than all, of any subscription, we will refund promptly, with interest actually earned thereon, the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is not accepted. If we accept a subscription but in our discretion subsequently elect to cancel all or part of such subscription, we will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is canceled, together with interest actually earned thereon.

        Certificates representing shares duly subscribed and paid for will be issued by us promptly after the offering conditions are satisfied and escrowed funds are delivered to us.

Conditions of the Offering and Release of Funds

        Subscription proceeds accepted by us for the initial 750,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Escrow Agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to us unless on or before the Expiration Date: (i) we have accepted subscriptions and payment in full for a minimum of 750,000 shares; (ii) we have obtained regulatory approval to acquire the capital stock of Community Bank and thereafter to become a bank holding company; and (iii) Community Bank has received preliminary approval of its application for a charter from the Georgia Department and of its application for deposit insurance from the FDIC. We received the preliminary approval of the Georgia Department on September 16, 2002, and expect to receive the preliminary approval of the FDIC in November 2002.

        If the above conditions are satisfied, the subscription amounts held in escrow may be paid to Community Bancshares and shares issued to subscribers. Once Community Bancshares has met the conditions for the offering, the Escrow Agreement will be terminated and any subscription proceeds accepted after satisfaction of the conditions before termination of this offering will not be deposited in escrow but will be available for immediate use by Community Bancshares to fund offering and organizational expenses and for working capital. When the subscription funds are released to Community Bancshares, Community Bancshares will use a portion of the proceeds to repay the organizers for amounts advanced by them for organizational and offering expenses.

        If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the Georgia Department or Community Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate Community Bancshares. Upon such a liquidation, we would be dissolved and our net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by us and Community Bank, including the salary of the President) would be distributed to the shareholders. In such event, we will have incurred numerous expenses related to our organization and the organization of Community Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

        If the above conditions are not satisfied by the Expiration Date or the offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned promptly to subscribers together with any interest actually earned on such subscription funds.

        The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in the deposit accounts or short-term certificates of deposit which are fully insured by the FDIC or another agency of the United States Government, short-term securities issued or fully guaranteed by the United States government (or money market funds consisting entirely thereof) or federal funds until released from escrow. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

Plan of Distribution

        Offers and sales of our common stock will be made on our behalf primarily by certain of our executive officers and directors. The executive officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. Although it is not currently anticipated, we reserve the right to use brokers or dealers to effectuate sales of the common stock in the offering.

How to Subscribe

        Shares may be subscribed for by delivering to us a completed and executed Subscription and Investment Agreement, attached hereto as Appendix A, on or prior to the Expiration Date for the offering. Subscribers should retain a copy of the completed subscription agreement for their records. The subscription price is due and payable when the subscription agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order.

        Each prospective investor who desires to purchase the common stock will be asked to do the following:

          1.    Complete, date, and sign the Subscription and Investment Agreement, which has been delivered along with this prospectus, and return the completed Subscription and Investment Agreement to:

        Community Bancshares of West Georgia, Inc.
        402 Bankhead Highway, P.O. Box 667
        Villa Rica, Georgia 30180
        Attention:    Richard C. Hayden, President

          2.    On or before March 31, 2003, make a check payable to "First Tennessee Bank, Chattanooga, Escrow Account for Community Bancshares of West Georgia, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for, and deliver the check to:

        Community Bancshares of West Georgia, Inc.
        402 Bankhead Highway, P.O. Box 667
        Villa Rica, Georgia 30180
        Attention:    Richard C. Hayden, President

        Upon our receipt, the Subscription and Investment Agreement will become binding on and irrevocable by the subscriber until the Expiration Date.

Preliminary Nonbinding Indications of Interest

        Prior to the effectiveness of the registration statement containing this prospectus, any prospective investor who has an interest in purchasing shares may deliver to Community Bancshares an indication of interest in purchasing such shares. The indication of interest should set forth the prospective investor's name and address and the number of shares which the prospective investor has an interest in purchasing. The indication of interest should be delivered to Community Bancshares at the following address:

    Community Bancshares of West Georgia, Inc.
    402 Bankhead Highway, P.O. Box 667
    Villa Rica, Georgia 30180
    Attention: Richard C. Hayden, President

        Indications of interest are NOT binding on subscribers or Community Bancshares. Do NOT send payment for your shares at this time. When the Securities and Exchange Commission declares the registration statement relating to this offering effective, we will furnish a final prospectus to prospective investors and permit the submission of Subscription and Investment Agreements in accordance with the procedure set forth under "How to Subscribe" above.

USE OF PROCEEDS

By Community Bancshares

        Upon satisfaction of all of the conditions discussed in "The Offering—Conditions of the Offering and Release of Funds," all subscription funds held in escrow will be released and will become capital of Community Bancshares. The gross proceeds to us from the sale of the shares offered hereby will be between $7,500,000 and $11,000,000. We will use $38,000 of the gross proceeds to pay the expenses of this offering, which will consist primarily of legal, accounting, marketing and printing expenses. Thereafter, we will use a minimum of $7,000,000 and a maximum of $9,000,000 of the gross proceeds to purchase all of the capital stock of Community Bank. We will retain any balance of the proceeds, which may be up to $2,000,000 in the case of the maximum offering, for working capital and other general corporate purposes, including payment of expenses and to provide additional capital for Community Bank in the future, if necessary.

        The following table sets forth our anticipated use of proceeds based on the sale of the minimum number and maximum number of shares in this offering.

	Minimum Offering(1)	Maximum Offering(2)
Gross proceeds from offering	$7,500,000	$11,000,000
Expenses for organization and issuance and distribution of common stock	(38,000)	(38,000)
Organizational and pre-opening expenses	(62,000)	(62,000)
Investment in capital stock of Community Bank	(7,000,000)	(9,000,000)

Remaining proceeds(3)	$400,000	$1,900,000

(1)
Assumes that 750,000 shares of common stock are sold in this offering.

(2)
Assumes that 1,100,000 shares of common stock are sold in this offering.

(3)
This amount will be used by Community Bancshares for working capital and may be used to provide additional capital for Community Bank, if necessary.

By Community Bank

        Community Bank currently plans to use approximately $309,000 of the proceeds it receives from the sale of its stock to us to reimburse us for amounts advanced by it to pay organizational and pre-opening expenses of Community Bank. Organizational and pre-opening expenses of Community Bank, estimated at $309,000, include consulting fees, expenses for market analysis and feasibility studies, application fees, legal fees and expenses, and officers', employees' salaries and benefits, and lease expense of $78,000. Community Bank will use approximately $197,000 for furniture, fixtures and equipment for its banking office. Community Bank expects to pay approximately $78,000 during the first year to rent the location of Community Bank's temporary office from the organizers in a related party transaction. The balance of the funds to be received by Community Bank and available for use in the first year, estimated at $6,416,000, if the minimum number of shares is sold and $8,416,000, if the maximum number of shares is sold, will be used for loans to customers, investments, and other general corporate purposes.

        The following table depicts the anticipated use of proceeds by Community Bank based on the sale of the minimum number and maximum number of shares in the offering. All proceeds received by Community Bank will be in the form of an investment by Community Bancshares in Community Bank's capital stock.

	Minimum Offering(1)	Maximum Offering(2)
Investment by Community Bancshares in Community Bank's Capital Stock	$7,000,000	$9,000,000
Reimbursement of Community Bancshares for amounts advanced for organizational and pre-opening expenses of Community Bank	(309,000)	(309,000)
Furniture, Fixtures and Equipment	(197,000)	(197,000)
Lease Expense (First Year)	(78,000)	(78,000)

Remaining Proceeds(3)	$6,416,000	$8,416,000

(1)
Assumes that 750,000 shares of common stock are sold in this offering.

(2)
Assumes that 1,100,000 shares of common stock are sold in this offering.

(3)
This amount is to be used by Community Bank for loans to customers, investments, and other general corporate purposes.

        Although the amounts set forth above provide an indication of the proposed use of funds based on our plans and estimates, actual expenses may vary from the estimates. We believe that the estimated minimum net proceeds of $7,462,000 from the offering will satisfy our cash requirements and those of Community Bank for the first five years of operations and that neither we nor Community Bank will need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

CAPITALIZATION

        The following table sets forth: (i) our capitalization as of June 30, 2002, (ii) our pro forma capitalization as of June 30, 2002, as adjusted to give effect to the sale of the minimum of 750,000 shares in this offering and our estimated pre-opening expenses, and (iii) our pro forma capitalization as of June 30, 2002, as adjusted to give effect to the sale of the maximum of 1,100,000 shares in this offering and our estimated pre-opening expenses. See "Use of Proceeds."

Shareholders' Equity	Actual(1)	Pro Forma (Minimum)(2)	Pro Forma (Maximum)(2)
Common stock, par value $.01 per share; 10,000,000 shares authorized; 100 shares issued and outstanding; 750,000 shares issued and outstanding pro forma (minimum offering); 1,100,000 shares issued and outstanding pro forma (maximum offering)	$1	$7,500	$11,000
Special stock, no par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—	—
Additional paid-in capital(3)	999	7,454,500	10,951,000
Deficit accumulated during the developmental stage(4)	(58,793)	(371,000)	(371,000)

Total shareholders' equity (deficit)	$(57,793)	$7,091,000	$10,591,000

Book value per share(5)	N/A	$9.45	$9.63

(1)
Before redemption of the 100 place holding shares issued during the organization of Community Bancshares. These shares, which were issued to a limited liability company formed by our organizers in order to facilitate our corporate organization, will be redeemed for their original purchase price ($10.00 per share) upon the release of the minimum proceeds from escrow.

(2)
Also reflects the effect of the redemption of place holding shares described in note (1).

(3)
The expenses of the offering will be charged against this account. These expenses are estimated to be $38,000, and this amount has been used in the calculation of the amount shown in the "Pro Forma (Minimum)" and "Pro Forma (Maximum)" columns.

(4)
The actual deficit reflects pre-opening expenses incurred through June 30, 2002. The pro forma accumulated deficit results from pre-opening expenses of $371,000, including legal, salary and other expenses. Actual pre-opening expenses may be higher and may therefore increase the deficit accumulated during the development stage and further reduce shareholders' equity.

(5)
After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.55 if we sell 750,000 shares and $.37 if we sell 1,100,000 shares, resulting from the recognition of pre-opening and offering expenses.

SELECTED FINANCIAL DATA

        The following selected financial data for Community Bancshares for the period from inception until June 30, 2002, is derived from our financial statements set forth elsewhere herein.

Period Ended June 30, 2002
Income Statement Data:
Noninterest expense	$58,793
Net (loss)	(58,793)
Balance Sheet Data:
Assets	17,207
Cash and interest bearing deposits in banks	3,896
Deferred stock offering costs	12,311
(Deficit) accumulated during development stage	(58,793)
Shareholders' deficit	(57,793)
Pro Forma Per Share Data
Net (loss) per share*	(.08)

*
Pro forma net loss per share is calculated by dividing net loss by the minimum number of common shares (750,000), which would be outstanding should the offering be successful.

DIVIDEND POLICY

        Our Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. Our ability to pay any cash dividends to its shareholders in the future will depend primarily on Community Bank's ability to pay dividends to us. In order to pay dividends to us, Community Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation—Dividends." In addition to the availability of funds from Community Bank, our future dividends are subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions.

PROPOSED BUSINESS

General

        We were incorporated as a Georgia corporation on May 29, 2002, primarily to own and control all of the capital stock of Community Bank. We initially will engage in no business other than owning and managing Community Bank. We believe that our holding company structure provides flexibility to Community Bank that would not otherwise be available.

        The holding company structure can assist Community Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, we may borrow money and contribute the proceeds to Community Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking in which Community Bank cannot engage directly, including providing data processing services to other institutions, underwriting bank eligible securities and providing management and consulting services. See "Supervision and Regulation." Although we have no present intention of engaging in any of these activities, if circumstances should lead us to believe that there is a need for these services in Community Bank's market area and that such activities could be profitably conducted, we would have the flexibility of commencing these activities upon filing a notice or application with the Federal Reserve Board.

        Community Bank is being organized as a state banking association under the laws of the State of Georgia, and, subject to regulatory approval, Community Bank will engage in a commercial banking business from its location in the Villa Rica area, with deposits insured by the FDIC. Community Bank may not commence business until the Georgia Department issues a charter for Community Bank and the FDIC grants deposit insurance to Community Bank. There is no assurance that Community Bank will be successful in receiving regulatory approval and satisfying any conditions that may be imposed upon Community Bank by the Georgia Department or the FDIC prior to the commencement of its business.

Marketing Focus

        Given recent announced and actual acquisitions of financial institutions in Carroll County and the rapid population growth in the Villa Rica area, the organizers believe there is a gap or vacancy in the local banking market. The organizers believe that there is a need for, and that the community will enthusiastically support, a new locally owned and operated commercial bank in the Villa Rica area. However, size gives the larger banks certain advantages in competing for business from large corporations. These advantages include higher lending limits and the ability to offer services in other areas of Atlanta and the Villa Rica area. As a result, we generally will not attempt to compete for the banking relationships of large corporations, but will concentrate our efforts on small businesses and on professionals.

        We plan to emphasize Community Bank's local ownership, community bank nature and ability to provide more personalized service than its competition. We believe that the proposed community bank focus of Community Bank is likely to succeed in the Villa Rica area. We believe that the Villa Rica area will react favorably to Community Bank's emphasis on personalized banking services to small-to-medium businesses, independent single-family residential contractors and consumers. However, no assurances in this respect can be given.

Location and Service Area

        Community Bank will be located at 662 Highway 61, Villa Rica, Georgia. See "Facilities" below. Community Bank will primarily serve an area within a ten mile radius from the intersection of Highway 61 and Interstate 20 and is generally bounded to the North by a line north of New Georgia, Georgia but south of the Dallas, Georgia city limits, to the West by the city of Bremen, Georgia, to the South by the North Bypass in Carrollton, Georgia and to the East by Highway 5 in Douglas County. The area is approximately two miles south of the downtown area of Villa Rica, Georgia and is about ten miles north of the city of Carrollton, Georgia.

        The resident population of the Villa Rica area exceeded 76,000 as of 2001. Between 1990 and 2001, the Villa Rica area population has averaged a 3.86% growth rate annually, or an aggregate change of 42.44%. The population is projected to grow to 85,016 by 2006, an annual growth rate of 2.12%, compared to the projected annual growth rate for the State of Georgia of only 1.56%. In 2001, the estimated median age in the Villa Rica area was 35 years old and the estimated median household income was $54,835.

        Carroll County is dependent on the industries of real estate development, farming, education, government, services and tourism. Residents of the Villa Rica area generally need lines of credit for liquidity, residential real estate construction and permanent financing. The commercial sector of the economy is oriented toward real estate development. Real estate acquisition and development lending will be important to the success of Community Bank. The community is experiencing rapid growth in commercial sectors offering services to residents and visitors. The services and tourist related industries need working capital and mortgage financing to support their growth. In addition, the expanding number of retail and professional businesses will require both unsecured and collateral-based commercial lending.

Deposits

        Community Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to Community Bank's principal market area at rates competitive to those offered in the Villa Rica area. In addition, Community Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts will be insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules). Community Bank intends to solicit these accounts from individuals, professionals and businesses in the Villa Rica area.

Lending Activities

        General.    Community Bank intends to emphasize a range of lending services, including commercial, real estate, and consumer loans, to small-to-medium sized businesses and professional concerns and individuals that are located in or conduct a substantial portion of their business in Community Bank's market area.

        Commercial Loans.    The organizers currently anticipate that loans for commercial purposes in various lines of businesses will be one of the primary components of Community Bank's loan portfolio, representing approximately 23% of the portfolio initially. Commercial lending will include loans to entrepreneurs, professionals, and small-to-medium businesses with annual gross sales of less than $25 million or annual operating costs of less than $4 million. Small business products will include: working capital and lines of credit; business term loans to purchase fixtures and equipment, for site acquisition or business expansion; inventory, accounts receivable, and purchase-order financing and construction loans for owner occupied buildings. The typical commercial loan has a maturity of five years or less. Loans in this category exclude commercial loans secured by real estate, which are included in the real estate category described below. The typical commercial loan has collateral such as equipment for business use, inventory and accounts receivable and may include unsecured working capital lines.

        The well-established banks in the Villa Rica area will make proportionately more loans to medium-to-large sized businesses than Community Bank. Many of Community Bank's anticipated commercial loans will likely be made to small-to-medium sized businesses that may be less able to withstand competitive, economic, and financial conditions than larger borrowers. Community Bank plans to place particular emphasis on loans of less than $1,500,000, averaging under $1,000,000, and plans to focus on niches in the market to offer small business loans utilizing government enhancements such as the Small Business Administration, or SBA, programs.

        Commercial loans may require more careful management in order to limit the risks associated with them. The principal economic risk associated with commercial loans is the creditworthiness of Community Bank's borrowers, which in turn is affected by general economic conditions, the strength of the borrower's business market segment and the quality of the borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to other business changes. General economic factors affecting a borrower's ability to repay the overall level of include interest rates, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees. Because the collateral for commercial loans often includes equipment or inventory specific to the borrower's business or accounts receivable, only the borrower may be able to realize the full value of the collateral, and then only if the collateral is sold in the ordinary course. Accordingly, Community Bank faces the risk that it will not be able to effectively collateralize its commercial loans.

        Real Estate Loans.    Community Bank expects to focus its real estate activity in four areas: (1) residential real estate construction and development loans; (2) home improvement loans; (3) conforming and nonconforming mortgages; and (4) owner occupied commercial real estate loans in the Villa Rica area. These loans include certain commercial loans where Community Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

        Residential real estate construction and development loans are expected to represent approximately 30% of total loans initially. Loan terms generally will be limited to two years or less, although payments may be structured on a longer amortization basis. Interest rates may be variable or adjustable, and will more likely be fixed in the case of shorter-term loans. Community Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 85%. In addition, Community Bank may require personal guarantees of the principal owners of the property backed with a review by Community Bank of the personal financial statements of the principal owners. The risks associated with commercial and residential real estate development loans vary with many economic factors, including employment levels and fluctuations in the value of real estate, new job creation trends and tenant vacancy rates. In addition, as with commercial loans, repayment of commercial real estate loans are often dependent on the successful operation of the business or management of the property. Community Bank will also face risks associated with its ability to recover the value of real estate collateral if the commercial real estate market is in a downward cycle.

        Home improvement loans are expected to represent approximately 9%of total loans initially. Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter-term loans. Community Bank will generally charge an origination fee. Home improvement loans are typically secured by a junior priority security interest in the improved real estate, and accordingly present risks to Community Bank if the value realizable on the collateral is insufficient after the indebtedness secured by the first priority lien is repaid. Accordingly, home improvement loan collections can be dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

        Conforming and nonconforming mortgages are expected to represent approximately 19% of total loans initially. Community Bank will make mortgage loans on a fixed and floating basis, with terms of up to 15 years, in each case secured by a first priority lien on the property. Management will attempt to reduce credit risk with respect to these loans by limiting loan-to-value ratios, established by independent appraisals, to 90%. Repayment of residential mortgages is dependent upon the creditworthiness of the borrower, which in turn depends upon the borrower's continuing financial stability, health, employment and marital status. Community Bank's ability to recover the value of collateral for these mortgages also depends upon employment levels, new job creation trends and fluctuations in the value of residential real estate in its market area.

        Owner occupied commercial real estate loans are expected to represent approximately 12%, respectively, of total loans initially. Terms generally will be limited to 15 years or less, although payments may be structured on a longer amortization basis. Interest rates may be variable or adjustable, and will more likely be fixed in the case of shorter-term loans. Community Bank will generally charge an origination fee. Management will attempt to reduce credit risk by emphasizing loans where the loan-to-value ratio, established by independent appraisals, does not exceed 85%, and, where appropriate, requiring personal guarantees of the principal owners of the property backed with a review by Community Bank of the personal financial statements of the principal owners. The risks associated with commercial real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate, new job creation trends and tenant vacancy rates. In addition, as with commercial loans, repayment of commercial real estate loans are often dependent on the successful operation of the business or management of the property. Community Bank will also face risks associated with its ability to recover the value of real estate collateral if the commercial real estate market is in a downward cycle.

        Community Bank will compete for real estate loans with a number of bank competitors which are well established in the Villa Rica area. Most of these competitors have substantially greater resources and lending limits than Community Bank. As a result, Community Bank may have to charge lower interest rates to attract borrowers. See "Competition" below.

        Community Bank may also originate loans for sale into the secondary market. Community Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan. Neither Community Bank nor our organizers have existing contacts or have negotiated existing arrangements with investors in the secondary market.

        Consumer Loans.    Community Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans, home improvement loans, and automobile, RV, and boat loans, representing approximately 5% of total loans initially. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, be amortized over a period not exceeding 60 months or be ninety-day term loans, in each case likely bearing interest at a fixed rate. The revolving loans will typically bear interest at a variable rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by Community Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of Community Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Villa Rica area. Because consumer loans are often secured by rapidly depreciating assets such as automobiles or other personal property, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

        Loan Approval and Review.    Community Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the loan committee (the "Loan Committee"). Community Bank will establish a Loan Committee that has lending limits, and any loan in excess of this lending limit will be approved by the Loan Committee. Community Bank will not make any loans to any director, officer, or employee of Community Bank unless the loan is approved by the Loan Committee and is made on terms not more favorable to such person than would be available to a person not affiliated with Community Bank.

        Lending Limits.    Community Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to Community Bank), in general Community Bank will be subject to a loan-to-one-borrower limit of an amount equal to 15% of Community Bank's unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the board of directors of Community Bank and is fully secured by readily marketable collateral. Based on the proposed minimum initial capitalization of Community Bank and its projected pre-opening expenses, Community Bank's initial lending limit will be approximately $975,000 for loans not fully secured or approximately $1,625,000 for loans fully secured by collateral. Community Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as Community

Bank's capital increases or decreases as a result of earnings or losses, among other reasons. Unless Community Bank is able to sell participations in its loans to other financial institutions, it will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Other Banking Services

        Other anticipated bank services include extended banking hours, payroll checks cashed for customers, bank-by-mail and bank-by-phone services, cashiers checks, Travelers Cheques and U.S. Savings Bonds, direct deposit of payroll and government benefit checks, after-hours depository, wire transfer services, debit cards, safe deposit boxes, internet banking for commercial customers and Seniors Accounts. Community Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. Community Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank as an agent for Community Bank. Community Bank does not plan to exercise trust powers during its initial years of operation. Community Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department.

Competition

        The banking business is highly competitive. Community Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Atlanta area. As of June 30, 2001, the Villa Rica area was served by twelve commercial banks with a total of eighteen branches. A number of these competitors are well established in the Villa Rica area. Most of them have substantially greater resources and lending limits than Community Bank and offer certain services, such as extensive and established branch networks and trust services, that Community Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, Community Bank may have to pay higher rates of interest to attract deposits.

Facilities

        We are presently negotiating a lease agreement with CBWG Group, LLC, an entity owned by our directors, for a banking facility to be constructed at 662 Highway 61 in Villa Rica, Georgia, near the intersection of Highway 61 and Interstate 20. This facility would house Community Bank's office. Construction on the facility would begin shortly after Community Bank opens for business. The lease term is expected to commence upon completion of the building and expire three years thereafter, with renewal rights for up to six additional three year terms. The building is expected to include approximately 8,000 square feet of office space. Annual rent for the first year of the lease will be approximately $20,000 per month, and will increase annually per year during the lease term based on increases in the consumer price index. Prior to completion of the facility, Community Bank will operate in a temporary facility at the site. We currently lease space from one of our organizers.

Employees

        Community Bancshares anticipates that, upon commencement of operations, Community Bank will have approximately eight full-time employees and no part-time employees. Community Bancshares will not have any employees other than its officers, none of whom will initially receive any remuneration for their services to Community Bancshares. Richard C. Hayden, the proposed President and Chief Executive officer of Community Bank, and James Daniel Oliver, the proposed Executive Vice President and Chief Credit Officer of Community Bank, are currently employed by Community Bancshares to head the organizational effort for Community Bank. See "Management—Employment Agreements."

Legal Proceedings

        There are no material legal proceedings to which Community Bancshares or Community Bank or any of their properties are subject.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        As of June 30, 2002, we had total assets of approximately $17,207. These assets consisted principally of cash and interest bearing deposits in banks of $3,896 and deferred offering expenses of $12,311. The deferred offering expenses relate to costs incurred to sell stock in Community Bancshares and will be deducted from the proceeds received in this offering. Our liabilities at June 30, 2002, were $75,000, and consisted of amounts owed on a line of credit arranged by us to fund our organization and the organization of Community Bank. This line of credit has been guaranteed by our organizers. We had shareholder's deficit of $57,793 at June 30, 2002.

        We had a net loss from May 1, 2002 (our inception date), through June 30, 2002, of $58,793. This loss resulted from salary and supply expenses incurred in support of activities related to the initial organization of Community Bancshares and Community Bank. These activities included (without limitation) the preparation and filing of an application with the Georgia Department for a state bank charter and an application with the FDIC for federal deposit insurance, and the preparation and filing of a registration statement for the offering of our common stock.

        The estimated net loss for the period from May 1, 2002 through December, 2002, the anticipated opening date of Community Bank, is $371,000, which is attributable to the following estimated expenses:

Officers' and employees' compensation	$210,000
Legal, consulting and professional fees	94,000
Charter application fees	15,000
Other pre-opening expenses	52,000

Total	$371,000

        These expenses are currently being funded by a line of credit with a bank. The total amount available on this line of credit is $500,000, which should be sufficient to fund our operations until the anticipated completion of this offering.

        The following is our budgeted income and expenses for the first full year of operations of the Bank:

Interest income	$658,000
Interest expense	248,000

Net interest income	410,000
Provision for loan losses	117,000

Net interest income after provision for loan losses	293,000

Other income consisting of fees and service charges	121,000
Other expenses	915,000

Net loss	$(501,000)

        This budget is based on average investments of $6,417,000, average net loans of $11,583,000 and average total assets of $24,078,000 during our first year of operations. We are projecting our allowance for loan losses at one percent of loans outstanding. Average deposits are budgeted to be $18,000,000 during our first year of operations. Our minimum proceeds to be received in this offering should be adequate to fund our operations for the first twelve months of operations and for a period until the Bank can achieve profitability.

        Assuming that the offering is successfully completed, Community Bancshares's initial activities will be devoted to organizing Community Bank and opening and commencing the business of Community Bank. These organizational activities will include completing all required steps for approval from the Georgia Department for a state bank charter; equipping the office of Community Bank; hiring qualified personnel to work in the various offices of Community Bank; conducting public relations activities on behalf of Community Bank; developing prospective business contacts for Community Bank and Community Bancshares; and taking other actions necessary for a successful bank opening. Community Bancshares is presently negotiating a lease agreement for the main office of Community Bank of an initial rental rate of approximately $20,000 per month with annual increases during the lease term based on increases in the consumer price index.

        Because Community Bancshares is in the organizational stage, it has had no operations from which to generate revenues and, until Community Bank opens for business, Community Bancshares's only source of revenues will be interest earned on subscriptions. Because these revenues will be less than the expenses incurred in connection with activities related to the initial organization of Community Bancshares and Community Bank, Community Bancshares will incur a net loss through the date of the opening of Community Bank. In addition, Community Bancshares anticipates incurring continuing operating losses during Community Bank's early stages of operations.

        At least $7,000,000 of the proceeds of this offering will be used to capitalize Community Bank and any remainder will be used to pay organizational expenses of Community Bancshares and provide working capital, including additional capital for investment in Community Bank, if needed. See "Use of Proceeds." Community Bancshares believes that this amount will be sufficient to fund the activities of Community Bank in its initial stages of operation and that Community Bank will generate sufficient income from operations to fund its activities on an on-going basis for at least five years. In addition, Community Bancshares believes that income from the operations of Community Bank will be sufficient to fund the activities of Community Bancshares on an on-going basis for at least five years. However, there can be no assurance that either Community Bank or Community Bancshares will achieve any particular level of profitability.

        Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Our ability to maintain and increase deposits will serve as our primary source of liquidity.

        Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

SUPERVISION AND REGULATION

        Community Bancshares and Community Bank will be extensively regulated under federal and state laws and regulations. These laws and regulations generally are intended to protect depositors, not shareholders. The following is a summary description of certain provisions of selected laws and regulations that affect bank holding companies and banks. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Community Bancshares and Community Bank.

        Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past ten years, and additional changes have been proposed. The banking industry has also changed significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") and the Financial Services Modernization Act of 1999. Our operations may be affected by legislative changes and new policies of various regulatory authorities. We cannot predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic conditions, or new federal or state legislation may have in the future.

Community Bancshares

        We will be a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, we will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of our operations and such additional information as the Federal Reserve may require.

        Investments, Control and Activities.    With certain limited exceptions, the BHCA requires every bank holding company to obtain prior approval of the Federal Reserve:

  •
  to acquire the ownership or control of more than 5% of any class of voting stock of any bank not already controlled by it;
  •
  for it or any subsidiary (other than a bank) to acquire all or substantially all of the assets of a bank; and
  •
  to merge or consolidate with any other bank holding company.

        In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is presumed to exist, subject to rebuttal, if a person acquires 10% or more but less than 25% of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Exchange Act or no other person will own a greater percentage of that class of voting securities immediately after the transaction. Applicable regulations provide a procedure for challenge of the rebuttable control presumption.

        The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly, or the effect of which may be substantially to lessen competition in any section of the country, or that in any other manner would be in restraint of trade, unless the transaction's anticompetitive effects are clearly outweighed by the public interest. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

        Under the Federal Reserve Act, subsidiary banks of a bank holding company are subject to certain restrictions on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit our ability to obtain funds from Community Bank for our cash needs, including funds for the payment of dividends, interest and operating expenses. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

        Financial Services Modernization Act.    Until passage of the Financial Services Modernization Act of 1999, a bank holding company's activities generally were limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Activities determined by the Federal Reserve to fall under this category include:

  •
  making or servicing loans and certain leases;
  •
  providing certain data processing services;
  •
  acting as a fiduciary or investment or financial advisor,
  •
  providing discount brokerage services;
  •
  providing management and consulting services;
  •
  underwriting bank eligible securities; and

  •
  making investments designed to promote community welfare.

        On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act of 1999, known as the Financial Services Modernization Act of 1999, which repealed many of the restrictions on the activities of banks and bank holding companies. The law established two new structures—"financial holding companies" and "financial subsidiaries"—that enable qualifying bank holding companies and banks to provide an expanded array of financial services that formerly could be performed only by insurance companies and securities firms. The law also permits bank affiliations with insurance and securities firms. At this time, we do not intend to enter into these expanded financial activities.

        Source of Strength; Cross-Guarantee.    Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its bank subsidiaries and to commit resources to support these subsidiaries. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Under this policy, a bank holding company may be required to loan money to its subsidiary banks in the form of capital notes or other instruments that qualify for capital under regulatory rules. Under the BHCA, the Federal Reserve also may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company.

        Federal bank regulatory agencies have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. Community Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by us, which in effect will make our equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary we may have.

        State Regulation.    Our activities will be subject to certain provisions of The Financial Institutions Code of Georgia and regulations issued pursuant to such code. These provisions are administered by the Georgia Department, which has concurrent jurisdiction with the Federal Reserve over our activities. The laws and regulations administered by the Georgia Department are generally consistent with, or supplemental to, the federal laws and regulations discussed herein.

Community Bank

        As a banking corporation organized under the laws of the State of Georgia, Community Bank will be subject to supervision and examination by the Georgia Department and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits in Community Bank will be insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The Georgia Department and the FDIC will regulate or monitor all areas of Community Bank's commercial banking operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, consolidations, reorganizations, issuance of securities, payment of dividends, interest rates, establishment of branches, and other aspects of its operations. These agencies will require Community Bank to maintain certain capital ratios and impose limitations on Community Bank's aggregate investment in real estate, bank premises and furniture and fixtures. Community Bank will be required by the FDIC to prepare quarterly reports on Community Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the FDIC.

        Under FDICIA, all insured depository institutions must undergo periodic on-site examination by the appropriate federal banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. All insured institutions are required to submit annual reports to the FDIC and the appropriate federal agency (or state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or other report of any insured depository institution.

        FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

        Community Reinvestment Act.    The Community Reinvestment Act (the "CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, and any other federal banking agency, shall evaluate the record of the financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. A financial institution's CRA record is considered in evaluating applications to the agencies for mergers, acquisitions, and new branch facilities. Failure to comply with the CRA could submit a financial institution to additional requirements and limitations.

        Other Rules and Regulations.    Interest and certain other charges collected or contracted for by Community Bank will be subject to Georgia usury laws; in general, charges, interest and fees cannot exceed the 5% per month limit established by the criminal provisions of Georgia usury law.

        Community Bank's loan operations will also be subject to certain federal laws such as the:

  •
  Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers;
  •
  Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its CRA obligation to help meet the housing needs of the community it serves;
  •
  Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
  •
  Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies; and
  •
  Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

        The deposit operations of Community Bank will also be subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

        Community Bank's commercial transactions will also be subject to the provisions of Georgia law governing such transactions. These laws include the Uniform Commercial Code and other provisions of the Georgia Code Annotated.

Deposit Insurance

        The deposits of Community Bank will be insured to a maximum of $100,000 per depositor, subject to aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Since 1993, insured depository institutions like Community Bank have paid for deposit insurance under a risk-based premium system. Insurance of deposits may be terminated by the FDIC upon a finding that the financial institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

        Based on Community Bank's anticipated initial risk classification as a newly-chartered institution with no unusual supervisory issues, Community Bank will not be required to pay an assessment for deposit insurance during its initial year of operation under current FDIC rules. Community Bank will also be required to pay Bank Insurance Fund Financing Corporation ("FICO") assessments after it opens for business. For the third quarter of 2002, the FICO assessment rate was 1.72 cents per $100 of assessable deposits. This assessment rate can change based on the interest costs of bonds issued by FICO to fund the resolution of failed thrifts from 1987 to 1991.

Dividends

        We are a legal entity separate and distinct from Community Bank. Our principal source of cash flow will be dividends from Community Bank. The amount of dividends that may be paid by Community Bank to us will depend on Community Bank's earnings and capital position and is limited by various federal and state statutory and regulatory limitations. In addition, the Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

        As a Georgia banking corporation, Community Bank will be permitted to pay cash dividends on its outstanding capital stock out of its earnings without any requirement to notify the Georgia Department or request the approval of the Georgia Department under the following conditions:

  •
  Total classified assets at the most recent examination of Community Bank, the conclusions of which may have been presented to the Board of Directors, do not exceed 80% of Tier 1 Capital plus the Allowance for Loan Losses as reflected as such examination;
  •
  The aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes but before dividends, for the previous calendar year;
  •
  The ratio of Tier 1 Capital to Adjusted Total Assets shall not be less than 6%.

        Any dividend to be declared by Community Bank at a time when each of the foregoing conditions does not exist must be approved, in writing, by the Georgia Department prior to the payment thereof. Under FDICIA, Community Bank will not be permitted to pay a dividend if, after paying the dividend, Community Bank would be undercapitalized. See "Capital Adequacy" below.

        Furthermore, among the expected conditions to any approval by the Georgia Department of Community Bank's Articles of Incorporation will be a requirement that Community Bank's Board of Directors adopt resolutions committing: (i) that Community Bank will not pay dividends until it has recovered its start-up losses and is cumulatively profitable, and (ii) that Community Bank will maintain a Tier 1 Leverage Ratio of not less than 8% during its first three years of operation.

        In addition to the availability of funds from Community Bank, our future dividend policy is subject to the discretion of our Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. If we should declare dividends in the future, the amount of such dividends cannot be estimated at this time and we cannot know whether such dividends would continue for future periods.

Capital Adequacy

        Federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to:

  •
  make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies;
  •
  account for off-balance sheet exposure; and
  •
  minimize disincentives for holding liquid assets.

        The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums.

        The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based Total Capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease as it moves downward through the capital categories. Bank holding companies controlling financial institutions can be called upon to boost the institution's capital and to partially guarantee the institution's performance under their capital restoration plans. Tier 1 capital includes shareholders' equity, qualifying perpetual special stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any special stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term special stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

        Under the guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

        Failure to meet federal capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

        The Federal Reserve also has implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve has established a minimum 3% leverage ratio of Tier 1 capital to total assets for the most highly rated bank holding companies and insured banks. All other bank holding companies and insured banks will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The tangible Tier 1 Leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

        FDICIA established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. To qualify as a well-capitalized institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. The bank must also not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

        Under FDICIA, regulators must take prompt corrective action against depository institutions that do not meet minimum capital requirements. FDICIA and the related regulations establish five capital categories as shown in the following table:

Classification	Total Risk- Based Capital	Tier I Risk- Based Capital	Tier I Leverage
Well Capitalized(1)	10%	6%	5%
Adequately Capitalized(1)	8%	4%	4	%(2)
Undercapitalized(3)	<8%	<4%	<4%
Significantly Undercapitalized(3)	<6%	<3%	<3%
Critically Undercapitalized(3)	—	—	<2%

(1)
An institution must meet all three minimums.
(2)
3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3)
An institution is classified as undercapitalized if it is below the specified capital level for any of the three capital measures.

        A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease. Action may be taken by a depository institution's primary federal regulator against an institution that falls into one of the three undercapitalized categories, including the requirement of filing a capital plan with the institution's primary federal regulator, prohibition on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets or sell the institution.

        We and Community Bank are expected to be adequately capitalized according to their federal regulatory capital requirements after the offering.

        In addition to the federal regulatory capital requirements which will be applicable to Community Bank, the Georgia Department has required Community Bank's Board of Directors to commit, as a condition to the Georgia Department's approval of Community Bank's Articles of Incorporation, to maintain Community Bank's Tier 1 Leverage Capital Ratio at not less than 8% during Community Bank's first three years of operation commencing upon the effective date of the Permit to begin Business (the "Permit") issued by the Georgia Department. We do not expect the FDIC to impose a minimum capital in excess of the requirements discussed above.

Interstate Banking and Branching Restrictions

        Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), effective September 29, 1995, an adequately capitalized and adequately managed bank holding company may acquire a bank across state lines, without regard to whether such acquisition is permissible under state law. A bank holding company is considered to be "adequately capitalized" if it meets all applicable federal regulatory capital standards.

        While the Riegle-Neal Act precludes a state from entirely insulating its banks from acquisition by an out-of-state holding company, a state may still provide that a bank may not be acquired by an out-of-state company unless the bank has been in existence for a specified number of years, not to exceed five years. Additionally, the Federal Reserve may not approve an interstate acquisition which would result in the acquirer's controlling more than 10% of the total amount of deposits of insured depository institutions in the United States with 30% or more of the deposits in the home state of the target bank. A state may waive the 30% limit based on criteria that does not discriminate against out-of-state institutions. The limitations do not apply to the initial entry into a state by a bank holding company unless the state has a deposit concentration cap that applies on a nondiscriminatory basis to in-state or out-of-state bank holding companies making an initial acquisition.

        The Riegle-Neal Act also provides that, beginning on June 1, 1997, banks with different home states may merge, unless a particular state opts out of the statute. Consistent with the Riegle-Neal Act, Georgia adopted legislation in 1996 which has permitted interstate bank mergers since June 1, 1997.

        In addition, beginning June 1, 1997, the Riegle-Neal Act has permitted national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches. However, in 1996, Georgia adopted legislation which opts out of this provision. The Georgia legislation provides that, with the prior approval of the Georgia Department, after July 1, 1996, a bank may establish three new or additional de novo branch banks anywhere in Georgia and, beginning July 1, 1998, a bank may establish new or additional branch banks anywhere in the state with prior regulatory approval.

Restrictions on Transactions with Affiliates

        We and Community Bank will be subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

  •
  loans or extensions of credit to affiliates;
  •
  investment in affiliates;
  •
  the purchase of assets from affiliates, except for real and personal property exempted by the Federal Reserve;
  •
  loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and
  •
  any guarantee, acceptance or letter of credit issued on behalf of an affiliate.

        The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. We will also be required to comply with other provisions designed to avoid the taking of low-quality assets.

        We and Community Bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

        Community Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit: (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

        Financial institutions are required by federal law to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Anti-Terrorism Legislation

        In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

  •
  to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;
  •
  to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;
  •
  to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and
  •
  to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

        Under the USA PATRIOT Act, financial institutions have 180 days from enactment (or until April 24, 2002) to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

  •
  the development of internal policies, procedures, and controls;
  •
  the designation of a compliance officer;
  •
  an ongoing employee training program; and
  •
  an independent audit function to test the programs.

        Before the 180-day grace period expires, the Secretary of the Treasury will prescribe regulations that consider the extent to which these new requirements are commensurate with the size, location, and activities of financial institutions subject to the Act.

        In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy provisions of the Gramm-Leach-Bliley Act, as discussed above.

Proposed Legislation and Regulatory Action

        New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices

        Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

MANAGEMENT

General

        The following table sets forth the respective names, ages, positions with Community Bancshares and Community Bank, and anticipated subscriptions of the organizers (each of whom is also a director), executive officers and others. The organizers may elect to purchase more than the shares indicated below. The only outstanding shares are place holding shares owned by CBWG Group, LLC, a limited liability company owned jointly by the eight organizers. These place holding shares will be redeemed by Community Bancshares.

Name (Age)	Position With Company/Bank	Anticipated Subscription(1)(2)	Percentage of Outstanding Minimum(3)	Percentage of Outstanding Maximum(4)
Kenneth Blair(55)	Chairman of the Board	25,000	3.3%	2.3%
Loretta M. Griffin(56)	Director	20,000	2.7%	1.8%
Robert G. Harris, Jr.(39)	Director	10,000	1.3%	0.9%
Richard C. Hayden(42)	Director, President and Chief Executive Officer	25,000	3.3%	2.3%
R. Bryant Hightower(43)	Director	15,000	2.0%	1.4%
Phillip G. McDowell(38)	Director	12,500	1.7%	1.1%
James Daniel Oliver(52)	Executive Vice President and Chief Credit Officer	10,000	1.3%	0.9%
H. Boyd Stephens(63)	Director	20,000	2.7%	1.8%
Robin S. Worley(47)	Director	20,000	2.7%	1.8%
All directors and executive officers, as a group		157,500	21.0%	14.3%
Dennis H. McDowell(59)	Relative of directors: 227 W. Lakeshore Dr. Carrollton, GA 30117	100,000	13.3%	9.1%
All directors, executive officers, and their immediate families, as a group		257,500	34.3%	23.4%

(1)
All shares presently owned by the organizers were purchased at a price of $10.00 per share, the same price at which shares are being offered to the public.

(2)
All of such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. Organizers may purchase up to 100% of the shares in the offering, if necessary, for Community Bancshares to achieve the minimum capital requirement and also may decide to purchase additional shares in the offering even if the minimum offering is fully subscribed. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Although each organizer has agreed with the other organizers that he will subscribe for the number of shares indicated above, neither the organizers nor any other subscriber will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this prospectus. This table includes shares which are expected to be beneficially owned by the organizers upon completion of the offering.

(3)
Assumes that the minimum number of 750,000 shares are sold in this offering.

(4)
Assumes that the maximum number of 1,100,000 shares are sold in this offering.

        All of the organizers will serve as directors of Community Bancshares and Community Bank. Biographical information concerning the organizers is set forth below.

        Kenneth Blair has over 20 years of banking and banking related experience. Mr. Blair has been for more than the last five years the owner of AAA Bonding Company and Advance Development, Inc., a real estate develop company and homebuilder. In 1974, Mr. Blair was a founder of Peach State Federal Savings and Loan and served as the President and member of the Board of Directors. In 1977, Peach State Federal Savings and Loan merged with First Federal Savings and Loan, Bremen, Georgia and Mr. Blair served as Senior Vice President and manager of the Atlanta region.

        Loretta M. Griffin has been a practicing chiropractor in Carrollton, Georgia since 1985. Dr. Griffin holds an A.B. in Psychology, a Masters of Education from the University of West Georgia, and a D.C. from Life University. Dr. Griffin is a native of Carroll County and is a real estate investor. Dr. Griffin was a member of the Board of Directors of HomeTown Bank of Villa Rica from 1997 to 2002.

        Robert G. Harris, Jr. has owned and operated Tanner Home Medical Supply, a company that rents and sells medical equipment and other medical supplies, since 1989. Mr. Harris is active in civic and professional activities such as Leadership Georgia (Class of 1998), Georgia Association of Medical Equipment Suppliers (past president and director), Carroll County Alzheimer's Support Group (president and director), Carroll County Council on Aging (past director), Carrollton City Club (director), Carrollton Jaycees (past chairman of the board, president, treasurer, and director), Carrollton Rotary Club (past director), Oak Mountain Academy (Vice Chairman of the Board of Trustees), and Tanner Medical Foundation (trustee, member of the finance committee). Mr. Harris graduated with a Bachelor of Business Administration from West Georgia College in 1986. Mr. Harris was employed by The Peoples Bank, Carrollton, Georgia from 1984 to 1985, and by Citizens & Southern National Bank from 1986 to 1988. Mr. Harris is also a former member of the Advisory Board of Colonial Bank of West Georgia.

        Richard C. Hayden has more than twelve years of banking experience. Mr. Hayden has spent his banking career in community-oriented banks, serving from July 1999 to April 2002 as Area President of Colonial Bank of West Georgia, comprising the area of Carroll, Haralson, and Paulding Counties. Prior to joining Colonial Bank of West Georgia, Mr. Hayden served as the Senior Vice President and Chief Lending Officer of HomeTown Bank of Villa Rica, Villa Rica, Georgia from May 1997 to May 1999. Even though Colonial Bank of West Georgia is a regional bank, Mr. Hayden created a new market in a community bank style, organized a local Board of Directors, and grew the operation to $50 million in assets. Mr. Hayden spent five years in the United States Air Force spending most of his military service outside the United States. Mr. Hayden holds a B.S. in Finance from Auburn University (1989) and an M.B.A. from the University of West Georgia (1992). Mr. Hayden is a graduate of the Lenders Academy at First National Bancorp, Gainesville, Georgia and the School of Banking of the South at Louisiana State University.

        R. Bryant Hightower has been a principal in Martin & Hightower Funeral Home since 1979. From 1975 to 1979, Mr. Hightower owned and operated Hightower Ambulance Service in Bremen, Georgia. Mr. Hightower is a graduate of the Gupton-Jones College of Mortuary Science and attended West Georgia College. Mr. Hightower's professional membership and civic activities include National Public Health Service Disaster Mortuary Operational Response Team, past Deputy Coroner for Haralson County for six years, past President of the Academy of Graduate Embalmers of Georgia, Haralson County Red Cross, Carrollton Mainstreet Board of Directors, Steering Committee Member of the State University of West Georgia, Member of Carroll, Douglas & Coweta Counties' Chambers of Commerce, Carrollton Rotary Club, Member and past President of Carrollton Jaycees, Carroll Masonic Lodge #69 and Carrollton Sertoma Club. Mr. Hightower is also a former member of the Advisory Board of Colonial Bank of West Georgia.

        Phillip G. McDowell has owned Phil's Construction Company for the past 17 years. Mr. McDowell was also previously co-owner of National Insulation Company, which serviced the West Georgia area. Mr. McDowell received his Real Estate License in 1992. Mr. McDowell attended West Georgia College. Mr. McDowell is a teacher for Children's Church at Camp Creek Baptist Church. He is a Sertoma Club and local hospital supporter. Mr. McDowell served on the Advisory Board of Colonial Bank of West Georgia from 1999 to 2002.

        James Daniel Oliver has more than thirty years of banking experience. From April 2001 until August 2002 Mr. Oliver was Senior Vice President of North Atlanta National Bank, committed to developing and building the Cobb County bank office by expanding the influence and customer base of the Fulton County bank operation. Prior to joining North Atlanta National Bank, he served as the Senior Vice President and Senior Credit Officer of Independent Bank & Trust Company from July 1994 to April 2001, where he was primarily responsible for total oversight, management of credit functions, and credit quality. Mr. Oliver has also held various management positions with other community banks, but spent a major part of his career with Trust Company Bank as First Vice President. Mr. Oliver holds a B.A. in Anthropology from the State University of West Georgia. He has taken additional business related courses from Georgia State University, and is a 1984 graduate of the School of Banking of the South at Louisiana State University. Mr. Oliver is active in many religious, social, and civic activities, including Roswell Street Baptist Church (past member of Board of Trustees), Leadership Cobb Alumni Association (1986 class member, past member of steering committee, several committee chairmanships), Cobb County Boy's Club (member of Board of Directors, past president), Atlanta Power Squadron (past chairman of audit committee), American Red Cross (past member of advisory board), Cobb County Chamber of Commerce (member of president's club), Marietta Rotary Club, Cobb County Police Athletic League (president, member of Board of Directors), and Project P.A.C.T. (member of Board of Directors).

        H. Boyd Stephens has been for more than the last five years a real estate investor and owner of Boyd Stephens Income Tax Service. Mr. Stephens is a veteran of the United States Air Force, a graduate of West Georgia College with a double major in Economics and Business Administration, and a graduate of the School of Banking of the South of Louisiana State University. Mr. Stephens began his banking career in 1967 with The Peoples Bank, Carrollton, Georgia where he held several different positions including Vice President, Loan Officer, and Executive Committee Member. From 1985 to 1988, Mr. Stephens served as Senior Vice President, a member of the Board of Directors, and a member of the Executive Loan Committee of Carrollton State Bank. Mr. Stephens was also Vice President of McDowell Mortgage Co. in Carrollton, Georgia from 1989 to 1990.

        Robin S. Worley has over 23 years of managerial experience and has been very active in his community and state serving on numerous civic and eleemosynary boards. Since 1990, Mr. Worley has served as Chief Executive Officer of Warren Sewell Clothing located in Bremen, Georgia. Mr. Worley is also President and a director of Bremen-Bowdon Investment Company located in Bowdon, Georgia. Mr. Worley has lived in Carrollton, Georgia for the last 20 years. Mr. Worley holds a B.A. in textile management from Auburn University. Mr. Worley's civic activities include acting as Chairman and Director of the Warren Sewell Foundation. This foundation has grown to a seven million dollar base and distributes contributions throughout the local community to worthy causes. Other duties include Trustee and Finance Committee of the State University of West Georgia (1989-2000), Trustee and Financial Chairman of West Central Technical College Foundation (2000-present), Tanner Center Medical Director (1994-2000), Carrollton and Bremen City Schools Educations Foundation Director, and Carroll District Appeals Court Judge (2001-present). Mr. Worley is also the former Chairman of the Advisory Board of Colonial Bank of West Georgia from 2000 to 2002.

Employment Agreements

        We have entered into an employment agreement with Richard C. Hayden pursuant to which Mr. Hayden will serve as the President and Chief Executive Officer of Community Bank. The employment agreement provides for a starting salary of $121,000 per annum. In addition, Mr. Hayden will be eligible to receive warrants for the purchase of stock in the same capacity as each organizer and up to 15,000 stock options, exercisable at the initial offering price of Community Bancshares' common stock, in an amount to be determined by the performance of Community Bank. Mr. Hayden will participate in and receive medical, dental, and disability coverage at least as beneficial as that provided to Mr. Hayden by Colonial Bank as of his cessation of employment with that corporation. In addition, Community Bank will reimburse Mr. Hayden for reasonable out-of-pocket expenses incurred in the fulfilling of his duties and will pay other expenses as approved by the Board, including membership fees or dues for social and civic clubs and professional organizations. The employment agreement is terminable immediately for cause (as defined in the employment agreement) or upon the death or complete disability of Mr. Hayden. In addition, we may terminate the employment agreement for any reason only after the expiration of the two-year term of the employment agreement. The employment agreement may also be terminated by mutual agreement of the parties. In addition, Mr. Hayden may not disclose any confidential information (as defined in the employment agreement) regarding Community Bancshares or Community Bank or its business.

        We have also entered into an employment agreement with James Daniel Oliver pursuant to which Mr. Oliver will serve as the Executive Vice President and Chief Credit Officer of Community Bank. The employment agreement provides for a starting salary of $110,000 per annum. In addition, Mr. Oliver will be eligible to receive up to 10,000 stock options, exercisable at the initial offering price of Community Bancshares' common stock, in an amount to be determined by the performance of Community Bank. Mr. Oliver will participate in and receive medical, dental, and disability coverage, and will be covered by a life insurance policy for an amount equal to 2 1/2 times his salary, up to $250,000. In addition, Community Bank will reimburse Mr. Oliver for reasonable out-of-pocket expenses incurred in the fulfilling of his duties and will pay dues required for Mr. Oliver's memberships in such social and civic clubs and professional organizations as approved by Community Bank. Mr. Oliver will additionally be eligible for any management incentive programs established by Community Bank and will be formally considered for membership on the Board of Directors within twelve months of the opening of Community Bank for daily business. The employment agreement is terminable immediately for cause or upon the death or complete disability of Mr. Oliver. In addition, Community Bank may terminate the employment agreement without cause only after the expiration of the three-year term of the employment agreement. The employment agreement will automatically terminate within twelve months of the date that efforts to obtain a charter for the operation of its banking corporation have ceased. Mr. Oliver may terminate the employment agreement for Good Reason (as defined in the employment agreement) upon a change in control of Community Bank. In addition, Mr. Oliver may not disclose any confidential information regarding Community Bancshares or Community Bank or its business.

        None of the organizers is subject to any covenant not to compete which would inhibit their ability to participate in the organization or operation of Community Bancshares or Community Bank.

Stock Benefit Plans and Warrants

        We plan to establish a stock incentive plan that will allow us to grant stock options to employees, officers, directors, and others who contribute significantly to our success and the success of Community Bank. We will reserve 45,000 shares of our common stock for issuance under the stock incentive plan, including the shares issuable to Messrs. Hayden and Oliver under their respective employment agreements.

        Once Community Bank opens for business, we plan to grant stock options to purchase 2,000 shares of our of common stock to a consultant who assisted with the organization of Community Bank. In the event that the options are not granted for any reason, we will pay the consultant $2,500 for his consulting fees. We intend to record stock options based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured.

        In consideration of their efforts in organizing Community Bank and Community Bancshares and their commitment to serve as the initial directors, we intend, subject to regulatory approval, to issue to each organizer warrants to purchase shares of our common stock at the original offering price of $10.00 per share to be exercised at any time within ten years of the opening date of Community Bank. Each organizer will be awarded the lesser of: (i) one warrant for each share purchased; or (ii) 6,250 warrants. Based on the proposed purchases by the organizers, each organizer will be granted 6,250 warrants, or a total of 50,000 warrants for the organizers as a group. The warrants will vest in three equal annual installments beginning on the first anniversary of Community Bank's opening for business and ending on the third anniversary of Community Bank's opening for business, contingent upon continued service on our Board of Directors and the Board of Directors of Community Bank. If Community Bank's capital falls below regulatory minimums established by the Georgia Department and the FDIC, the Georgia Department can direct that the warrants must be exercised or forfeited. The warrants are not transferable. We do not plan to seek a separate approval of the shareholders of Community Bancshares prior to issuing the warrants.

Director Compensation

        We do not intend to pay, nor permit Community Bank to pay, directors' fees in the initial years of operation.

Interests of Management and Others in Certain Transactions

        The Board is comprised of highly educated and ethical members of the community. Each one recognizes the potential problems inherent in engaging the businesses in which they are involved to provide services or goods to Community Bank. As such, the Board will evaluate each service and good to make sure that there is not any impropriety, in actuality or appearance. All Board members must attend seminars and other educational sessions conducted by bank trade organizations to help ensure that they are educated and knowledgeable about banking and their responsibilities as Board members. No transaction is completed without full and open discussion of the terms of the transaction, copies of all documents being provided to each Board member and open discussion among the Board members. The interested Board member cannot vote on the proposed transaction or contract and may, at the sole discretion of the other Board members, be excused during the Board discussion. On a continuing basis, any Board member may ask questions or raise concerns about any contract with a Board member and such concerns or questions will be addressed promptly.

        Loretta M. Griffin, one of our directors and an organizer and proposed director of Community Bank, has leased temporary office space to us for use during the organizational stage of Community Bank. The lease amount is market rate and it is located in the Villa Rica area. Dr. Griffin has leased the space on a month-to-month basis and only requires 30-day written notice for termination. Our Board of Directors is aware of this related party transaction and unanimously approved the lease of the temporary office from Dr. Griffin. Dr. Griffin abstained from voting on the transaction.

        For the first year of operations, Community Bank will lease the real estate and operate from a leased modular bank building. The modular bank building will be leased or purchased from an unrelated party. The organizers will construct a headquarters facility that Community Bank will occupy sometime during the second year of operation. The headquarters facility will be owned by the organizers and leased to Community Bank. The lease agreement for the real estate and the building will be subject to lease appraisals and approval by the appropriate regulators.

        We and Community Bank may have banking and other transactions in the ordinary course of business with organizers, directors, and officers of Community Bancshares and Community Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectability nor present other unfavorable features to Community Bancshares and Community Bank. Community Bank is subject to a limit on the aggregate amount it could lend to its directors and officers and Community Bancshares's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount), loans to individual directors and officers must also comply with Community Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application.

Exculpation and Indemnification

        Our Articles of Incorporation contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to us or our shareholders for monetary damages for any breach of duty as a director. This provision does not eliminate such liability to the extent the director (i) appropriated, in violation of his duties, any of our business opportunities, (ii) engaged in intentional misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit.

        Our Bylaws require us to indemnify any person who was, is, or is threatened to be made defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of Community Bancshares or Community Bank or any other corporation which he served as such at our request. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have us advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

        Under the Bylaws, indemnification will be disallowed if it is established that the director (i) appropriated, in violation of his duties, any of our business opportunities, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to our Bylaws, Section 18-2-852 of the Georgia Business Corporation Code requires that a corporation indemnify a director "who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding." The Corporation Code also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Code.

        We also have the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. We have extended or intends to extend indemnification rights to all of our executive officers. We may enter into indemnity agreements with our directors and officers.

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANCSHARES

General

        Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of special stock, no par value per share. The following summary describes our capital stock. Reference is made to our Articles of Incorporation, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for a detailed description of the provisions thereof summarized below.

Common Stock

        Holders of shares of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. We do not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of us, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding special stock. The outstanding shares of common stock are, and the shares of common stock offered by us hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of special stock that we may issue in the future.

        There currently is no market for the shares, and, although we have filed a registration statement with the SEC to register the issuance of the common stock in the offering under the Securities Act of 1933, it is not likely that any trading market will develop for the shares in the future. There are no present plans for the common stock to be traded on any stock exchange or in the over-the-counter market.

Special Stock

        The Articles of Incorporation provide that the Board of Directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of the special stock in one or more classes or series and to fix the preferences, limitations, and relative rights thereof, and to fix the number of shares to be included in any such classes or series. Any special stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of special stock may have class or series voting rights. Upon completion of this offering, Community Bancshares will not have any shares of special stock outstanding. Issuances of special stock, while providing Community Bancshares with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the common stock. Community Bancshares has no present plan to issue any shares of special stock.

Certain Antitakeover Effects

        The provisions of the Articles of Incorporation, the Bylaws and the Corporation Code summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

        Authorized but Unissued Stock.    The authorized but unissued shares of common stock and special stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and special stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Community Bancshares by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Community Bancshares's management.

        Advance Notice Requirements for Shareholder Proposals.    The Bylaws establish advance notice procedures with regard to proposals raised, other than by or at the direction of the Board of Directors, at any meeting of the shareholders of Community Bancshares. These procedures provide that the notice of shareholder proposals must be in writing and be received by the Secretary of Community Bancshares on or before the later to occur of (i) 14 days prior to the meeting or (ii) 5 days after notice of the meeting is provided to the shareholders. Community Bancshares may reject a shareholder proposal that is not made in accordance with such procedures.

        Certain Nomination Requirements.    Pursuant to the Bylaws, Community Bancshares has established certain nomination requirements for an individual to be elected as a director of Community Bancshares at any annual or special meeting of the shareholders, including that the nominating party provide Community Bancshares within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

        Consideration of Other Constituencies in Mergers.    The Corporation Code grants the Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of Community Bancshares and its shareholders, to take into account the effect of the transaction on the employees, customers, suppliers, and creditors of Community Bancshares and upon the communities in which the offices of Community Bancshares are located.

Shares Eligible for Future Sale

        Upon completion of this offering, Community Bancshares will have a minimum of 750,000 and a maximum of 1,100,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of Community Bancshares, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of Community Bancshares and Community Bank will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

        In general, under Rule 144, an affiliate of Community Bancshares or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Community Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

LEGAL MATTERS

        The validity of the issuance of the shares of the common stock offered hereby will be passed upon for us by Morris Manning & Martin LLP, Atlanta, Georgia.

EXPERTS

        Our financial statements at June 30, 2002, and for the period from May 1, 2002 (inception) until June 30, 2002, have been audited by Porter Keadle Moore, LLP, Atlanta, Georgia (the "Accountant"), independent certified public accountants, as stated in the Accountants' report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon the Accountant's authority as an expert in accounting and auditing.

REPORTS TO SHAREHOLDERS

        We are not a reporting company as defined by the SEC. We will furnish our shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

ADDITIONAL INFORMATION

        We have filed with the SEC a Registration Statement under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, reference is made to the registration statement and the exhibits thereto. Copies of the registration statement may be obtained at prescribed rates from the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, or by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Community Bancshares, that file electronically with the SEC.

        We and our organizers have filed or will file various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta, and the Georgia Department of Banking and Finance. Prospective investors should rely only on information contained in this prospectus and in our related registration statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta, and the Georgia Department of Banking and Finance, is inconsistent with information presented in this prospectus, such other information is superseded by the information presented in this prospectus. Projections appearing in the applications were based on assumptions that we or the organizers believed were reasonable, but as to which no assurances can be made. We specifically disaffirm those projections for purposes of this prospectus and cautions prospective investors against placing any reliance on them for purposes of making an investment decision.

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
(A Development Stage Corporation)

Financial Statements
June 30, 2002
(with Independent Accountants' Report thereon)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Community Bancshares of West Georgia, Inc.

        We have audited the accompanying balance sheet of Community Bancshares of West Georgia, Inc. (a development stage corporation) as of June 30, 2002, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from May 1, 2002 (inception) to June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bancshares of West Georgia, Inc. as of June 30, 2002 and the results of its operations and its cash flows from May 1, 2002 (inception) to June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that Community Bancshares of West Georgia, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

/S/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia July 25, 2002

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
(A Development Stage Corporation)

Balance Sheet

June 30, 2002

Assets
Cash	$3,896
Other assets	1,000
Deferred offering costs	12,311

$17,207

Liabilities and Stockholders' Deficit
Line of credit	$75,000

Total liabilities	75,000

Stockholders' deficit:
Special stock, no par value, 1,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $.01 par value, 10,000,000 shares authorized; 100 shares issued and outstanding	1
Additional paid in capital	999
Deficit accumulated during the development stage	(58,793)

Total stockholders' deficit	(57,793)

$17,207

See accompanying notes to financial statements and independent accountants' report.

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
(A Development Stage Corporation)

Statement of Operations

For the Period from May 1, 2002 (inception) to June 30, 2002

Expenses:
Legal and consulting	$26,216
Officer compensation	14,000
Regulatory fees	12,000
Interest	191
Other operating	6,386

Total expenses	$58,793

See accompanying notes to financial statements and independent accountants' report.

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
(A Development Stage Corporation)

Statement of Changes in Stockholder's Deficit

For the Period from May 1, 2002 (inception) to June 30, 2002

	Special Stock	Common Stock	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Issuance of common stock to organizers	$—	1	999	—	1,000
Net loss	—	—	—	(58,793)	(58,793)

Balance, June 30, 2002	$—	1	999	(58,793)	(57,793)

See accompanying notes to financial statements and independent accountants' report.

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
(A Development Stage Corporation)

Statement of Cash Flows

For the Period from May 1, 2002 (inception) to June 30, 2002

Cash flows from operating activities consisting of net loss	$(58,793)
Cash flows from financing activities:
Deferred offering costs	(12,311)
Proceeds from note payable	75,000

Net cash provided by financing activities	62,689
Net increase in cash	3,896
Cash at beginning of period	—

Cash at end of period	$3,896

See accompanying notes to financial statements and independent accountants' report.

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
(A Development Stage Corporation)

Notes to Financial Statements

(1)    Organization

        Community Bancshares of West Georgia, Inc. (the "Company") was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Community Bank of West Georgia (the "Bank") (Proposed), which will operate in Carroll and Douglas Counties in the metropolitan Atlanta, Georgia area. The organizers of the Bank filed an application to charter the Bank with the Georgia Department of Banking and Finance on May 9, 2002. Also on May 9, 2002, the organizers filed an application with the Federal Deposit Insurance Corporation for insurance on the deposits of the Bank. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the fourth quarter of 2002.

        Operations through June 30, 2002 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

        The Company plans to raise between $7,500,000 and $11,000,000 through an offering of its common stock at $10 per share, of which at least $7,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $2,575,000 (257,500 shares) of the Company's stock.

        In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10 per share will be issued to the organizers. Each organizer will be awarded the lesser of one warrant for each share purchased or 6,250 warrants. The warrants vest in three equal annual installments beginning on the first anniversary of the Bank's opening for business and ending on the third anniversary of the Bank's opening for business and expire ten years after the date of grant. The Company has also reserved 45,000 shares of its common stock for issuance under a stock option plan.

(2)    Summary of Significant Accounting Policies

  Organization Costs

        Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

  Deferred Offering Expenses

        Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

  Pre-Opening expenses

        Costs incurred for overhead and other operating expenses are included in the current period's operating results.

  Proforma Net Loss Per Common Share

        Proforma net loss per common share is calculated by dividing net loss by the minimum number of common shares (750,000), which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended June 30, 2002 was $.08 per share.

  Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3)    Liquidity and Going Concern Considerations

        The Company incurred a net loss of $58,793 for the period from May 1, 2002 (inception) to June 30, 2002. At June 30, 2002, liabilities exceeded assets by $57,793.

        At June 30, 2002, the Company is funded by a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

        To provide permanent funding for its operation, the Company is currently offering between 750,000 and 1,100,000 shares of its $.01 par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The shares issued, which are outstanding at June 30, 2002, will be redeemed concurrently with the consummation of the offering.

(4)    Line of Credit

        Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $500,000 line of credit. The terms of the existing line of credit, which is guaranteed by certain organizers, include a maturity of March 15, 2003 and interest, payable quarterly, calculated at one-half percent below the prime interest rate.

(5)    Special Stock

        Shares of special stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(6)    Commitments

        The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for a term of two years. The agreement provides for a base salary, warrants to purchase common stock, up to 15,000 stock options, based on the performance of the Company, and other perquisites commensurate with his employment.

        The Company has also entered into an employment agreement with its Executive Vice President and Chief Credit Officer, providing for a term of three years. The agreement provides for a base salary, up to 10,000 stock options, based on the performance of the Bank, and other perquisites commensurate with his employment.

        The Company has entered into an agreement for consulting services assisting in organizing the Bank. The Company has committed to pay a total of $57,250 for these services, of which $14,000 has been paid or accrued as of June 30, 2002.

(7)    Income Taxes

        The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at June 30, 2002:

Deferred tax asset relating to pre-opening expenses	$26,947
Deferred tax asset relating to operating loss carryforward	73
Less valuation allowance	(27,020)

Net deferred taxes	$—

        The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

APPENDIX A

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
SUBSCRIPTION AND INVESTMENT AGREEMENT

Community Bancshares of West Georgia, Inc.
402 Bankhead Highway
Villa Rica, Georgia 30180

Ladies and Gentlemen:

        You have informed me that Community Bancshares of West Georgia, Inc., a Georgia corporation (the "Company"), is offering up to 1,100,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"), at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription and Investment Agreement to the undersigned (the "Prospectus").

        1. Subscription.    Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "First Tennessee Bank, Chattanooga, Escrow Account for Community Bancshares of West Georgia, Inc." the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription and Investment Agreement is executed.

        2. Acceptance of Subscription.    It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance. The subscription funds for any part of this subscription rejected by the Company will be promptly returned to the undersigned with any interest actually earned thereon.

        3. Acknowledgments.    The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription and Investment Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Subscription and Investment Agreement.

        4. Revocation.    The undersigned agrees that once this Subscription and Investment Agreement is tendered to the Company, it may not be withdrawn and that the Subscription and Investment Agreement shall survive the death or disability of the undersigned.

        THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

        Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

Number of Shares Subscribed for (minimum 100 shares)	Name or Names of Subscribers (Please Print)
$ Total Subscription Price at $10.00 per share (funds must be enclosed)	Please indicate form of ownership desired (individual, joint tenants with right of survivorship, tenants in common, trust, corporation, partnership, custodian, etc.)
Date:	Signature of Subscriber(s)*

Social Security Number or Federal Taxpayer Identification Number	Signature of Subscriber(s)*
Street (Residence) Address:

City, State and Zip Code

        *When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

FEDERAL INCOME TAX BACKUP WITHHOLDING

        In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

        Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

        If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

        Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

        You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

        Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Taxpayer/Employer Identification No.	Social Security or Taxpayer/Employer Identification No.

TO BE COMPLETED BY THE COMPANY:

Accepted as of , 20 , as to shares.

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
By:	Richard C. Hayden President and Chief Executive Officer

1,100,000 Shares

[Logo]

COMMUNITY BANCSHARES OF
WEST GEORGIA, INC.
A Proposed Holding Company For

COMMUNITY BANK OF WEST GEORGIA
(Proposed)

Common Stock

PROSPECTUS

                                  , 2002

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 13.    Other Expenses of Issuance and Distribution.

        Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:

Registration Fee	$1,012.00
Blue Sky Fees and Expenses	1,000.00
Printing and Engraving	7,500.00
Legal Fees and Expenses	25,000.00
Accounting Fees and Expenses	3,000.00
Miscellaneous Disbursements	488.00

TOTAL EXPENSES	$38,000.00

Item 14.    Indemnification of Directors and Officers.

        The Bylaws of Community Bancshares require Community Bancshares to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of Community Bancshares or Community Bank or any other corporation which he served as such at the request of Community Bancshares. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have Community Bancshares advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

        Under the Bylaws, indemnification will be disallowed if it is established that the director (i) appropriated, in violation of his duties, any business opportunity of Community Bancshares, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the Bylaws of Community Bancshares, Section 18-2-852 of the Georgia Business Corporation Code (the "Corporate Code") requires that a corporation indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The Corporate Code also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporate Code.

        The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

        Community Bancshares has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Community Bancshares against any liability asserted against him or incurred by him in any such capacity, whether or not Community Bancshares would have the power to indemnify him against such liability under the bylaws.

Item 15.    Recent Sales of Unregistered Securities.

        On May 29, 2002, we issued 100 shares to the organizers in a limited offering exempt under Section 4(2) of the Securities Act for an aggregate consideration of $1,000. These shares will be redeemed at the time at which the proceeds of this offering are first received from escrow. No underwriters were involved and no underwriting commissions or discounts were paid.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

3.1.	Articles of Incorporation.*
3.2.	Bylaws.*
4.1.	See exhibits 3.1 and 3.2 for provisions of Company's Articles of Incorporation and Bylaws Defining the Rights of Shareholders.
5.1.	Opinion of Morris Manning & Martin LLP, Counsel to the Registrant, as to the legality of the shares being registered.*
10.1.	Employment Agreement by and among Richard C. Hayden and Phillip G. McDowell, Robert Harris, Loretta Griffin, Robin Worley, Bryant Hightower, and Ken Blair, dated April 12, 2002, as amended August 1, 2002.*
10.2.	Form of Escrow Agreement by and between First Tennessee Bank, National Association and Community Bancshares.***
10.3.	Promissory Note by and among First Tennessee Bank and Phillip G. McDowell, Robert G. Harris, Jr., W. Kenneth Blair, Loretta Griffin, Robin S. Worley, Richard B. Hightower, Jr., and Richard C. Hayden, dated March 19, 2002.*
10.4.	Employment Agreement by and between James Daniel Oliver and CBWG Group, LLC, dated August 9, 2002.*
10.5.	Form of Bank Site Lease Agreement by and between Community Bank and Community Land Development, LLC.**
23.1.	Consent of Porter Keadle Moore, LLP.
23.2.	Consent of Morris Manning & Martin LLP (included in Exhibit 5.1).*
24.1.	Powers of Attorney (included on signature page).*

*
Previously filed with the Registrant's Registration Statement on Form S-1, filed August 28, 2002.

**
Previously filed with the Registrant's Amendment No. 1 to Registration Statement, filed on October 17, 2002.

***
Previously filed with the Registrant's Amendment No. 2 to Registration Statement, filed on November 1, 2002.

(b)
Financial Statement Schedules.

    None.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Community Bancshares pursuant to the provisions described in Item 14 above or otherwise, Community Bancshares has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Community Bancshares of expenses incurred or paid by a director, officer or controlling person of Community Bancshares in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Community Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Company hereby undertakes as follows:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Villa Rica, State of Georgia, on November 8, 2002.

COMMUNITY BANCSHARES OF WEST GEORGIA, INC.
By:	/s/ RICHARD C. HAYDEN Richard C. Hayden, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Kenneth Blair	Chairman of the Board	November 8, 2002
/s/ RICHARD C. HAYDEN Richard C. Hayden	President, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director	November 8, 2002
* Loretta M. Griffin	Director	November 8, 2002
* Robert G. Harris, Jr.	Director	November 8, 2002
* R. Bryant Hightower	Director	November 8, 2002
* Phillip G. McDowell	Director	November 8, 2002
* H. Boyd Stephens	Director	November 8, 2002
* Robin S. Worley	Director	November 8, 2002
*By:	/s/ RICHARD C. HAYDEN Richard C. Hayden Attorney-in-Fact

Exhibit Index

3.1.	Articles of Incorporation.*
3.2.	Bylaws.*
4.1.	See exhibits 3.1 and 3.2 for provisions of Company's Articles of Incorporation and Bylaws Defining the Rights of Shareholders.
5.1.	Opinion of Morris Manning & Martin LLP, Counsel to the Registrant, as to the legality of the shares being registered.*
10.1.
Employment Agreement by and among Richard C. Hayden and Phillip G. McDowell, Robert Harris, Loretta Griffin, Robin Worley, Bryant Hightower, and Ken Blair, dated April 12, 2002, as amended August 1, 2002.*
10.2.	Form of Escrow Agreement by and between First Tennessee Bank, National Association and Community Bancshares.***
10.3.
Promissory Note by and among First Tennessee Bank and Phillip G. McDowell, Robert G. Harris, Jr., W. Kenneth Blair, Loretta Griffin, Robin S. Worley, Richard B. Hightower, Jr., and Richard C. Hayden, dated March 19, 2002.*
10.4.	Employment Agreement by and between James Daniel Oliver and CBWG Group, LLC, dated August 9, 2002.*
10.5.	Form of Bank Site Lease Agreement by and between Community Bank and Community Land Developement, LLC.**
23.1.	Consent of Porter Keadle Moore, LLP.
23.2.	Consent of Morris Manning & Martin LLP (included in Exhibit 5.1).*
24.1.	Powers of Attorney (included on signature page).*

*
Previously filed with the Registrant's Registration Statement on Form S-1, filed August 28, 2002.

**
Previously filed with the Registrant's Amendment No. 1 to Registration Statement, filed on October 17, 2002.

***
Previously filed with the Registrant's Amendment No. 2 to Registration Statement, filed on November 1, 2002.

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COMMUNITY BANCSHARES OF WEST GEORGIA, INC. A Proposed Holding Company For COMMUNITY BANK OF WEST GEORGIA (Proposed) 1,100,000 SHARES OF COMMON STOCK
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Community Bancshares
Community Bank
The Organizers
The Offering
RISK FACTORS
COMMUNITY BANCSHARES AND COMMUNITY BANK
THE OFFERING
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
DIVIDEND POLICY
PROPOSED BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUPERVISION AND REGULATION
MANAGEMENT
DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANCSHARES
LEGAL MATTERS
EXPERTS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
COMMUNITY BANCSHARES OF WEST GEORGIA, INC. (A Development Stage Corporation) Balance Sheet June 30, 2002
COMMUNITY BANCSHARES OF WEST GEORGIA, INC. (A Development Stage Corporation) Statement of Operations For the Period from May 1, 2002 (inception) to June 30, 2002
COMMUNITY BANCSHARES OF WEST GEORGIA, INC. (A Development Stage Corporation) Statement of Changes in Stockholder's Deficit For the Period from May 1, 2002 (inception) to June 30, 2002
COMMUNITY BANCSHARES OF WEST GEORGIA, INC. (A Development Stage Corporation) Statement of Cash Flows For the Period from May 1, 2002 (inception) to June 30, 2002
COMMUNITY BANCSHARES OF WEST GEORGIA, INC. (A Development Stage Corporation) Notes to Financial Statements
  APPENDIX A
FEDERAL INCOME TAX BACKUP WITHHOLDING
PART II INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
Exhibit Index